                                                                CONFORMED COPY

                            ASSET PURCHASE AGREEMENT


                                  dated as of

                                October 21, 1999

                                    between

                              COMCAST CORPORATION

                                      and

                     SOUTH CENTRAL DEVELOPMENT COMPANY, LP

                         MID-ATLANTIC TELCOM PLUS, LLC

                 MID-ATLANTIC CONNECTICUT 1 LIMITED PARTNERSHIP

                MID-ATLANTIC CABLE OPERATING LIMITED PARTNERSHIP
                         NO. 1 OF PRINCE WILLIAM COUNTY

                MID-ATLANTIC CABLE OPERATING LIMITED PARTNERSHIP
                         NO. 2 OF PRINCE WILLIAM COUNTY
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                               TABLE OF CONTENTS

                                                                         PAGE

                                   ARTICLE I
                                  DEFINITIONS

  SECTION 1.01. Definitions .................................................I

                                   ARTICLE 2
                               PURCHASE AND SALE

  SECTION 2.01. Purchase and Sale ..........................................16
  SECTION 2.02. Excluded Assets ............................................18
  SECTION 2.03. Assumed Liabilities ........................................19
  SECTION 2.04. Excluded Liabilities .......................................19
  SECTION 2.05. Assignment of Contracts and Rights .........................21
  SECTION 2.06. Purchase Price .............................................23
  SECTION 2.07. Post-closing Adjustment ....................................25
  SECTION 2.08. Maryland LL C ..............................................27
  SECTION 2.09. Closing ....................................................28
  SECTION 2.10. Release of Amounts from Escrow .............................29
  SECTION 2.11. Allocation of Purchase Price ...............................36
  SECTION 2.12. Sellers' Agent .............................................36

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

 SECTION 3.01. Existence and Power .........................................37
 SECTION 3.02. Authorization ...............................................37
 SECTION 3.03. Noncontravention ............................................37
 SECTION 3.04. Required Consents ...........................................38
 SECTION 3.05. Financial Statements; No Adverse Change .....................38
 SECTION 3.06. Absence of Certain Changes ..................................38
 SECTION 3.07. No Undisclosed Material Liabilities .........................39
 SECTION 3.08. Systems Franchises, Systems Licenses, Systems
                Contracts, Owned Property and Real Property Interests ......39
 SECTION 3.09. Litigation ..................................................41
 SECTION 3.10. Compliance with Legal Requirements ..........................41
 SECTION 3.11. [Intentionally Blank] .......................................44
 SECTION 3.12. Systems Information .........................................44
 SECTION 3.13. Purchased Assets ............................................46
 SECTION 3.14. Sufficiency of and Title to the Purchased Assets ............47

                                                                          PAGE

 SECTION 3.15. Intellectual Property .......................................48
 SECTION 3.16. Insurance Coverage ..........................................49
 SECTION 3.17. Inventories .................................................49
 SECTION 3.18. Receivables .................................................49
 SECTION 3.19. Finders' Fees ...............................................49
 SECTION 3.20. Employees ...................................................49
 SECTION 3.21. Environmental Compliance ....................................50
 SECTION 3.22. Year 2000 Compliance ........................................51
 SECTION 3.23. Systems Options .............................................52
 SECTION 3.24. Transactions with Affiliates ................................52
 SECTION 3.25. Capitalization of Maryland LLC ..............................52
 SECTION 3.26. Ownership of the Maryland LL C Shares .......................52
 SECTION 3.27. Maryland LLC Assets and Liabilities .........................52
 SECTION 3.28. Bonds .......................................................52
 SECTION 3.29. Cut-off Dates ...............................................53
 SECTION 3.30. Representations .............................................53
 SECTION 3.31. Affiliates ..................................................53
 SECTION 3.32. Direc7VAgreement ............................................53

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

 SECTION 4.01. Corporate Existence and Power ...............................53
 SECTION 4.02. Corporate Authorization .....................................53




 SECTION 4.03. Noncontravention                                             53
 SECTION 4.04. Financing                                                    54
 SECTION 4.05. Litigation                                                   54
 SECTION 4.06. Finders' Fees                                                54

                                    ARTICLE 5
                               COVENANTS OF SELLER

 SECTION 5.01. Conduct of the Business                                      54
 SECTION 5.02. Affirmative Covenants                                        57
 SECTION 5.03. Certain Notices                                              60
 SECTION 5.04. Subscriber Billing Services                                  60
 SECTION 5.05. Cooperation as to Rates                                      60
 SECTION 5.06. Franchise Expirations                                        60
 SECTION 5.07. Distant Broadcast Signals                                    61
 SECTION 5.08. Confidentiality                                              61
 SECTION 5.09. Notices of Certain Events                                    61

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                                                                         PAGE

 SECTION 5. 10. RMTS
 SECTION 5.11. Non-competition Agreement                                   62
 SECTION 5.12, Risk of Loss; Condemnation                                  62
 SECTION 5.13. Delivery of Financial Information                           62
 SECTION 5.14. Use of Sellers' Names and Logos                             63
 SECTION 5.15. Capital Leases                                              63
 SECTION 5.16. Access                                                      64
 SECTION 5.17. Proceeds Sharing Arrangements, One-off Fees Etc             64
 SECTION 5.18. FCC Applications                                            64

                                    ARTICLE 6

                               COVENANTS OF BUYER
 SECTION 6.01. Confidentiality                                             65
 SECTION 6.02. Non-Solicitation of Employees                               65
 SECTION 6.03. Access                                                      65

                                    ARTICLE 7
                          COVENANTS OF BUYER AND SELLER

  SECTION 7. 0 1. Commercially Reasonable Efforts; Further Assurances      66
  SECTION 7.02. Certain Filings                                            67
  SECTION 7.03. Public Announcements                                       67
  SECTION 7.04. Warn Act                                                   68
  ARTICLE 8 ~ TAX MATTERS
 SEcTioN8.01. Tax Definitions                                              68
  SECTION 8.02. Tax Matters                                                68
  SECTION 8.03. Tax Cooperation; Allocation of Taxes                       69

                                    ARTICLE 9
                                EMPLOYEE BENEFITS

 SECTION 9.01. Employee Benefits Definitions                               70
 SECTION 9.02. ERISA Representations                                       70
 SECTION 9.03. Employees and Offers of Employment                          72
 SECTION 9.04. Sellers' Employee Benefit Plans                             72
 SECTION 9.05. Buyer Benefit Plans                                         74
 SECTION 9.06. No Third Party Beneficiaries                                74

                                   ARTICLE 10
                              CONDITIONS TO CLOSING

  SECTION 10. 0 1. Conditions to Obligations of the Buyer and the Sellers 74
  SECTION 10.02. Conditions to Obligation of the Buyer                    75
  SECTION 10.03. Conditions to Obligation of the Sellers                  78

                                   ARTICLE 11
                            SURVIVAL; INDEMNIFICATION

  SECTION 11. 0 1. Survival                                               79
  SECTION 11.02. Indemnification                                          80
  SECTION 11.03. Procedures                                               81

                                   ARTICLE 12
                                  TERMINATION

 SECTION 12.01. Grounds for Termination                                   82
 SECTION 12.02. Effect of Termination                                     83

                                   ARTICLE 13
                                 MISCELLANEOUS

 SECTION 13.01. Notices                                                   84
 SECTION 13.02. Amendments and Waivers                                    85
 SECTION 13.03. Expenses                                                  85
 SECTION 13.04. Successors and Assigns                                    85
 SECTION 13.05. Governing Law                                             86
 SECTION 13.06. Jurisdiction                                              86
 SECTION 13.07. WAIVER OF JURY TRIAL                                      86
 SECTION 13.08. Counterparts; Third Party Beneficiaries                   86
 SECTION 13.09. Entire Agreement                                          86
 SECTION 13. 10. Bulk Sales Laws                                          86
 SECTION 13.11. Captions                                                  87

                            ASSET PURCHASE AGREEMIENT


          This ASSET PURCHASE AGREEMENT (the "Agreement") dated as of October 21, 1999 is among Comcast Corporation, a Pennsylvania corporation ("Buyer"), those entities set forth on Exhibit A (each entity set forth on Exhibit A, a "Seller" and collectively the "Sellers"), and South Central Development Company, LP, a Maryland limited partnership ("Sellers' Agent"), solely in its capacity as agent for the Sellers.

                                     WITNESSETH:

           WHEREAS, the Sellers own and operate each of the cable communications systems (each, a "System") identified in Schedule 3.12 hereto;

          WHEREAS, the Buyer desires to purchase substantially all of the assets used in the operation of the Systems from the Sellers, and the Sellers desire to sell substantially all of the assets used in the operation of the Systems to the Buyer, upon the terms and subject to the conditions hereinafter set forth;

          The parties hereto agree as follows:



                                            ARTICLE I
                                           DEFUITIONS

          SECTION 1.01. Definitions.

           (a) The following terms, as used herein, have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For such purpose "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

          "Anticipated COBRA Damages Claim" means a claim by the Buyer in respect of the maximum amount that it may reasonably be required to pay or Damages that it may suffer or incur in respect of COBRA Obligations at any time after the Initial Release Date.

          "Basic Service Tier" means the service tier which includes the retransmission of local television broadcast signals, as defined in 47 USC ss. 522(3).

          "Basic Subscriber" means any Subscriber which is receiving Basic Service Tier services from any Seller whether as a bulk only customer, a Basic Service Tier only customer or an Expanded Basic Services customer without any double counting of customers, as customarily shown on the Sellers' billing system as active subscribers.

          "Bolling Contract"means (i) Contract Number F49642-92-HOOOI dated November 7, 1991 between the United States of America and Telcom Plus, as successor-in-interest to American Cablecom, L.P., (ii) Purchase Order Number L198-991-4 dated July 16, 1996 between the United States of America and Telcom Plus, as successor-in-interest to Mid-Atlantic Cable, (iii) Contract Number F49642-83-HOO02 between the United States of America and Telcom Plus, as success or-in-interest to Mercure Telecommunication, Inc. and (iv) Private Cable System Contract dated November 25, 1996 between Telcom Plus, as successor-in-interest to Mid-Atlantic Cable Development Company LP, and Naval District Washington.

           "Business Day" means any day other than a Saturday or Sunday or a day on which banks in New York, New York are authorized or required to be closed.

          "Cable Act" means Title VI of the Communications Act, 47 USC ss. 521, et seq.

           " CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

           "Chain of Title Damages" means any Damages suffered or incurred by the Buyer as a result of the Sellers not at Closing having good and marketable, indefeasible, fee simple title to, or in the case of leased property having valid leasehold interests in, any of the assets (including any bonds) used or held for use in the Systems free and clear of any Liens other than Permitted Liens, including any Damages resulting from any previous purported transfer of any such assets to any Seller (a) being ineffective or (b) requiring any consent or other action that has not been obtained or carried out.

           "Closing Adjustment Amount" means the amount by which the Total Liabilities, as of the Closing Date, are in excess of or are less than, as the case may be, the Current Assets as of the Closing Date.

          "Closing Basic Subscriber Number" means, with respect to any System or any Private Cable Service Agreement the aggregate number of Relevant Subscribers and Relevant New Subscribers of such System or served pursuant to such Private Cable Services Agreement as of the Cut-off Time immediately preceding the Closing Date.

          "Closing Date" means the date of the Closing.

          "Current Assets" means (without duplication) the sum of the following calculated in accordance with GAAP except as otherwise provided below:

                     (i) ninety-five percent (95%) of the face amount of all accounts receivable included in the Purchased Assets that relate to services provided prior to the Closing and that as of the Closing Date are 30 days or less past due measured from the first day of the period to which the applicable billing relates;

                     (ii) eighty-five percent (85%) of the face amount of all accounts receivable included in the Purchased Assets that relate to services provided prior to the Closing and that as of the Closing Date are between 31 and 60 days past due measured from the first day of the period to which the applicable billing relates; and

                   (iii) the amount of all prepaid expenses as of the Closing Date that are included in the Purchased Assets and that directly relate to the Systems, but only to the extent the benefit of such prepaid expenses can be realized by the Buyer within twelve months after the Closing Date.

          For the purposes of (i) and (ii) above: (A) in the event that any account receivable consists of more than one portion (not including any portion which amounts to $5.00 or less) that is past due, the entire account receivable shall be deemed past due for the same number of days as that portion (not including any portion which amounts to $5.00 or less) which has been past due for the longest period, (B) accounts receivable shall be excluded if they did not arise in the ordinary course of business or relate to Subscribers who are inactive or whose service is pending disconnection on the Closing Date, and (C) any account receivable in respect of the Bolling Contract shall be treated as if all portions of such account receivable were 30 days or less past due measured from the first day of the period to which the applicable billing relates.

          For the avoidance of doubt Current Assets shall not include: (A) prepaid taxes based in whole or in part on the income of the Sellers or their Affiliates or the transactions contemplated by this Agreement; (B) supplies or inventory or prepaid expenses relating to supplies or inventory; (C) prepaid insurance expenses; and (D) prepaid wages, salaries, payroll taxes and expenses, benefits, perquisites and other compensation related expenses.

          "Cut-off Date" means in any given month, the date upon which, consistent with past practice, subscribers are determined for purposes of preparing bills in respect of the following month.

          "Cut-off Time" means the close of business on the Cut-off Date immediately preceding the Closing Date or such other time as the Buyer and the Sellers may agree in writing.

          "Delaire Access Agreement" means the Cable T.V. Access Agreement dated as of October 16, 1985, by and between Delaire Landing Complex Association, Inc. and Delaware River Cablevision relating to the provision of satellite master antenna and/or cable television services by Delaware River Cablevision to the Delaire Landing Complex, State Road, Pennsylvania.

          "Delaire Apartment Purchase and Sale Contract" means the Purchase and Sale Agreement dated as of October 30, 1998 between Delaware River Cablevision and Telcom Plus, specifying in Section 1.2 thereto a purchase price of $265,000.00.

          "Delaire Apartment Subscribers" means those Subscribers which may be acquired by the Systems pursuant to the Delaire Apartment Purchase and Sale Contract.

          "Delaire Condominium Purchase and Sale Contract" means the Purchase and Sale Agreement dated as of October 30, 1998 between Delaware River Cablevision and Telcom Plus, specifying in Section 1.2 thereto a purchase Price of $385,000.00.

          "Delaire Condominium Subscribers" means those Subscribers acquired by the Systems pursuant to the Delaire Condominium Purchase and Sale Contract.

          "Delaire Landing Contract" means any contract arrangement or understanding of any kind relating to the provision of cable or other services to any building or Person at or in respect of the Delaire Landing Complex, State Road, Philadelphia.

          "Delaire Landing Litigation" means the litigation captioned Delaire Landing Associates, L.P. v. Delaware River Cablevision, Inc., et. al. in the Court of Common Pleas, Philadelphia County, the litigation captioned Delaware River

  Cablevision v. Michael Carp in the Philadelphia Court of Common Pleas, other claim, action or litigation arising from substantially the same facts or circumstances as either of the foregoing.

          "Delaire Litigation Satisfaction Event" means the consummation of the Delaire Apartment Purchase and Sale Contract in accordance with its terms following (i) a binding settlement between the parties to the Delaire Landing Litigation or (ii) a nonappealable, final order of a court of competent jurisdiction, in each case that (x) terminates each claim of each party to the Delaire Landing Litigation against each other such party, (y) contains nothing that would or might prevent the transfer of the SM.ATV cable television system which is the subject of the Delaire Apartment Purchase and Sale Contract from Delaware River Cablevision, Inc. to Telcom Plus free and clear of any claims, Liens, rights or interests of any third party with respect to such system, and
 (z) is otherwise on terms reasonably satisfactory to the Buyer.

          "Delaire Management Agreement, means the Management Agreement dated as of October 30, 1998 between Telcom Plus and Delaware River Cablevision providing for Telcom Plus to manage and operate the cable television system servicing the Delaire Apartment Subscribers.

          "Delaware River Cablevision" means Delaware River Cablevision, Inc., a Pennsylvania corporation.

          "Delivery Damages" means any Damages suffered or incurred as a result of any Person challenging the right of any Seller, or the Buyer or the Systems to use any means or facility for the delivery of signal to any Distant Subscriber which means or facility is used by the Systems on the date of this Agreement to deliver signal to any Distant Subscriber.

          "DirecTV Agreement, means each of the agreements listed in item 4 of
Schedule 3.08(a)(viii).

          "Distant Subscriber" means any Subscriber who is served by the Systems from a head-end located in a building other than the building in which such Subscriber is located.

          "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to any of the Sellers (or any predecessor of any of them or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by any of the Sellers, the Systems (as currently or previously operated), the Purchased Assets or any activities or operations occurring or conducted at or in connection with the Owned Property or the Leased Property (including, without limitation, offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including, without limitation, any matter disclosed or required to be disclosed in Schedule 3.21).

          "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Systems, the Owned Property or the Real Property Interests.

          "Escrow Agreement" means the agreement to be dated the date of the Closing between the Buyer, the Sellers, the Seller's Agent and a mutually agreed independent escrowee in form and substance reasonably satisfactory to the Buyer and the Sellers.

          "Excluded Names" means the following: "Mid-Atlantic Communications," "Mid-Atlantic Telcom Plus," "OnePoint Communications," "South Central Development" and "Matrix Equities."

          "Expanded Basic Service" means any and all of the following services as listed on Schedule 3.12(e): Expanded, Expanded Service, Basic Expanded Service, Expanded Basic Channel Line-Up, Expanded Basic Line-Up and Expanded Basic Service.

          "FAA" means the Federal Aviation Administration.

          "FCC" means the Federal Communications Commission.

          "Franchise Area" means an area in which a Seller is authorized to provide cable television service pursuant to a Systems Franchise.

          "Franchise Subscriber Equivalent" means a unit of measurement to calculate Subscriber equivalents in Franchise Areas, the number of Franchise Subscriber Equivalents served as of a given date being equal to the quotient of
 (a) 'the aggregate monthly billings received from the provision of Basic Service Tier and Expanded Basic Service from all commercial, bulk-billed and other accounts not billed by individual unit in the relevant Franchise Area for the month preceding such date, divided by (b) the sum of the published regular monthly Subscriber rates for the Basic Service Tier and Expanded Basic Service as of such date for the relevant Franchise Area in which the account is located. For the purposes of (a) above, there will be excluded (A) all billings representing fees for installation for non-recurring charges (including late charges), charges for equipment or for any outlet or connection other than the first outlet or first connection in any residential unit charges for any Pay TV, or pass-through charges for sales taxes, franchise fees and charges and the like and (B) all billings to any account (i) that has not been receiving the Basic Service Tier for at least 60 consecutive days prior to such date, (ii) that has not paid for at least two consecutive months of Basic Service Tier services at the applicable regular contract rate, (iii) that is pending disconnection from the service provided by such System for any reason or (iv) that is more than 60 days in arrears as measured from the first day of the period to which the applicable billing relates on any amount (ignoring, for such purpose, amounts of $5.00 or less in aggregate) due to such System. Franchise Subscriber Equivalents shall be calculated on a Franchise-by-Franchise basis.

          "GAAP" means generally accepted accounting principles in the United States, consistently applied, including the statements and interpretations of the U.S. Financial Accounting Standards Board.

          "Governmental Authority" means (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities, provinces, parishes and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof and (iv) any court, quasi-governmental authority, tribunal, department, commission, board, bureau, agency, authority or instrumentality of any of the foregoing.

          "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

          "Homes Passed" means:

                    (i) residential dwelling units, multiple dwelling buildings or complexes, planned unit developments, residential hotels and other commercial locations within a Franchise Area (A) to which cable television service may be provided at a distance no greater than approximately 1,000 feet from the System's existing distribution cable, or (B) which are at a distance greater than approximately 1,000 feet from the System's existing distribution cable but which are premises of existing or former Subscribers; provided, however, that in the case of (A) and (B) unoccupied residential lots shall not be included in Homes Passed; and

                    (ii) multiple dwelling buildings or complexes, planned unit developments, residential hotels and other commercial locations outside a Franchise Area in respect of which the Systems currently provide services under a bulk service or access agreement;

 provided that, in the case of (i) and (ii), each dwelling unit in a multiple dwelling building, complex, planned unit development or Relevant Hotel will be counted as one Home Passed and each commercial location, including hotels, motels, restaurants and bars (other than any Relevant Hotel) will be counted as one Home Passed.

          ,, HSR Act' 'means the Hart-Scott-Radian Antitrust Improvements Act of 1976, as amended.

          "Judgment" means any judgment, judicial decision, writ order, injunction, award or decree of or by any Governmental Authority.

          "Largo Operations Center" means the facility at 1200 Mercantile Lane, Largo, MD.

          "Leased Property" means any property demised to a Seller under any Real Property Interest.

          "Legal Requirement" means applicable common law and any statute, ordinance, code, law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by or any agreement entered into by any Governmental Authority, including any Judgment.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Maryland LLC" means MAC-Com, LLC, a Maryland limited liability company.

          "Material Adverse Effect" means a material adverse effect on the Purchased Assets or the condition (financial or otherwise), business, prospects or results of operations of the Systems (other than the Excluded Assets) taken as a whole, but without giving effect to changes that are applicable to the cable television industry in general.

          "Material Contracts" means (i) all Systems Franchises and (ii) any Systems Licenses and Systems Contracts of the kind described in any of Sections 3.08(a)(i) to (xvi) inclusive.

          "Metro Cable Contract" means the letter dated April 8, 1996 from Robert P. McCabe at Metro Cable Systems Inc. to John H. Long at Mid-Atlantic Cable.

          ,, Metro Cable Damages" means any Damages suffered or incurred by the Buyer as a result of any claim by Metro Cable Systems, Inc. or any of its assigns or successors or any other Person arising out of or relating to the Metro Cable Contract, including the potential litigation disclosed on Schedule 3.09.

          "Non-Competition Agreement" means the agreement attached hereto as Exhibit C.

          "Pay TV" means a la carte tiers or premium programming services selected by and sold on a per channel or per program basis.

          "Penalty Subscriber" means any Subscriber or Franchise Subscriber Equivalent that satisfies item (a) of the definition of Relevant New Subscriber but does not satisfy item (b) of the definition of Relevant New Subscriber.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

          "Potential Penalty Subscriber" means any Subscriber or Franchise Subscriber Equivalent that at Closing satisfies item (a) of the definition of Relevant New Subscriber.

          "Prime Rate" means the prime rate of interest, as amended from time to time, of the Bank of New York in New York City.

          "Private Cable Service Agreement" means any bulk service or access agreement under which services are provided to any multiple dwelling building, planned unit development or complex by any System whether in a Franchise Area or not, but, for the avoidance of doubt excluding such agreements relating to hotels or motels.

          "Relevant Hotel" means each of the Four Seasons, Washington, DC, the Crowne Plaza, Washington, DC, the Sheraton Stamford, Stamford, CT, the Windsor Hotel, Philadelphia, PA and the Bridgeport Holiday Inn, Bridgeport, CT.

          "Relevant-New Subscriber" means any Subscriber or Franchise Subscriber Equivalent (a) that is not at Closing a Relevant Subscriber but that would as of Closing have been included in the definition of Relevant Subscriber but for item (A)(ii) or (iii) or (B) (ii) or (iii) of the definition of Relevant Subscriber or item (B)(i) or (ii) of the definition of Franchise Subscriber Equivalent, and (b) who would satisfy the definition of Relevant Subscriber in all respects as of the date which falls 60 days after the Closing Date.

          "Relevant Subscriber" means, as of any date, (A) any Subscriber (i) which is a private residential customer account that has been billed by individual unit (regardless of whether such account is in a single family home or in an individually billed unit in an apartment house or other multiple dwelling building, planned unit development or complex, but exclusive of "secondary connects" or "additional outlets" as such terms are commonly understood in the cable television industry) for the Basic Service Tier for the month during which such date occurs at the published regular monthly Subscriber rate of the applicable System for the Basic Service Tier, (ii) that has been receiving the Basic Service Tier for at least 60 consecutive days prior to such date, (iii) that has paid for at least two consecutive months of Basic Service Tier services at the published regular monthly Subscriber rate of the applicable System for the Basic Service Tier, (1v) that is not pending disconnection from the service provided by the System for any reason and (v) that is not more than 60 days in arrears as measured from the first day of the period to which the applicable billing relates on any amount (ignoring, for such purpose, amounts of $5.00 or less in aggregate) due to such System; (B) any Subscriber (other than a Subscriber whose account is included in Item (a) of the definition of Franchise Subscriber Equivalent) (i) that is served pursuant to a bulk service agreement at any multiple dwelling building, planned unit development or complex and any Subscriber that is a commercial location (including hotels, motels, restaurants and bars), counting each unit served within a multiple dwelling building, planned unit development, complex or Relevant Hotel as one Relevant Subscriber and each commercial location (other than a Relevant Hotel) served as one Relevant Subscriber, (ii) that has been receiving the Basic Service Tier for at least 60 consecutive days prior to such date, (iii) that has paid for at least two consecutive months of Basic Service Tier services at the full contract rate for the Basic Service Tier, (iv) that is not pending disconnection from the service provided by the System for any reason and (v) that, except for amounts due under the Bolling Contract is not more than 90 days in arrears as measured from the first day of the period to which the applicable billing relates on any amount (ignoring, for such purpose, amounts of $5.00 or less in aggregate) due to such System; and
 (C) any Franchise Subscriber Equivalent as of such date. For purposes of determining whether items (Ii), (iii), (iv) and (v) of (B) above have been satisfied, the multiple dwelling building, planned unit development or complex or commercial location, as the case may be, will be treated as the Subscriber. For the purposes of this definition (v) a Subscriber at West Chester University shall not be excluded from this definition as a result of not paying for services during the Winter semester break if such Subscriber would otherwise satisfy this definition in all respects, (w) Subscribers and Franchise Subscriber Equivalents served pursuant to any Risk Contract shall not be counted as Relevant Subscribers, (x) for the avoidance of doubt unless the Delaware Litigation Satisfaction Event shall have occurred, a Subscriber served under any Delaire Landing Contract shall not be a Relevant Subscriber unless such Subscriber is a Delaire Condominium Subscriber (and then only to the extent such Subscriber would otherwise satisfy this definition), (y) any Subscriber or Franchise Subscriber Equivalent served pursuant to any contract which is or is deemed to be an Excluded Asset (including the Delaire Apartment Purchase and Sale Contract if the Delaire Litigation Satisfaction Event shall not have occurred) shall not be a Relevant Subscriber, and (z) for the avoidance of doubt, a subscriber shall not be counted in more than one of (A),
 (B) or (C) above.

          "Revenue" means all revenue of the Systems from Relevant Subscribers excluding, for the avoidance of doubt (a) interest income, (b) franchise fees, late fees and other similar fees, in each case in item (b), that are separately identified on a Subscriber's bill, (c) revenue from Subscribers under Risk Contracts and (d) revenue under any contracts which are Excluded Assets.

          "Risk Contract" means each of the contracts marked with an asterisk on
Schedule 3.08(c).

          "Roof Rights Buildings" means each of Chestnut Hall, Asbury Methodist Village, Coldspring New Town Condos and 1500 Locust as identified in Schedule 3.12.

          "Southern Managemenf' means Southern Management Corporation.

          "Southern Management Agreement" means the Access Agreement dated as of July 11, 1997 between Southern Management and OnePoint Communications, Inc. (currently doing business as Telcom Plus) relating to the provision by Telcom Plus of video and telecommunication services to various dwelling units under the management of Southern Management, including any and all schedules and exhibits thereto.

          "Southern Management Buildings" means the following apartment communities named in Schedule A to the Southern Management Agreement: Carriage Hill, Nob Hill, Oxon Hill Village, Southview and Middletowne.

          "Southern Management Litigation" means the litigation captioned Southern Management Corporation v. OnePoint Communications, Inc. in the Circuit Court of Maryland for Prince George's County, C.A.L. No. 98-17584, and any other claim, action or litigation arising from substantially the same facts or circumstances.

          "Subscriber" means, as of any given time, a current subscriber of a System.

          "Sub Value" in respect of a Private Cable Service Agreement means (a) $2,793, multiplied by (b) the Closing Basic Subscriber Number for Subscribers under such agreement.

          "Telcom Plus" means Mid-Atlantic Telcom Plus, L.L.C.

          "Three Month Average Per Subscriber Revenue" as of a given date means the quotient of (a) the Three Month Average Revenue as of such date, divided by
 (b) the Three Month Average Subscribers as of such date.

          "Three Month Average Subscribers" means as of a given date the quotient of (a) the sum of the Relevant Subscribers of the Systems on each of the four Cut-off Dates immediately prior to such date, divided by (b) four.

          "Three Month Average Revenue" means as of a given date the quotient of
 (a) the aggregate Revenue of the Systems for the calendar month which includes the Cut-off Date immediately preceding such date and for the two calendar months immediately preceding such calendar month, divided by (b) three.

          ,, Total Liabilities" means (without duplication) the sum of the following calculated in accordance with GAAP except as otherwise provided below:

                     (i) all Subscriber deposits and advance payments existing on the Closing Date and related primarily to the Systems (including any accrued interest thereon),-

                     (ii) all accounts payable related primarily to the Systems, incurred in the ordinary course of business and existing on the Closing Date;

                   (iii) all payments received by the Sellers on or prior to the Closing Date for services to be rendered to Subscribers after the Closing Date or for other services to be rendered by the Buyer to other third parties after the Closing Date for cable television commercials or other services or rentals; and

                   (iv) all other current liabilities existing on the Closing Date, arising in the ordinary course of business and related primarily to the Systems (including without limitation, accruals for property taxes, pole rental payments, copyright fees, rent and utilities).

          "Transferred Closing Subscriber Number" means the Closing Basic Subscriber Number for all the Systems, less the Closing Basic Subscriber Number for the Subscribers under Required Private Agreements other than the Bolling Contract. For the avoidance of doubt, Subscribers under Risk Contracts will not be included in the calculation of the Transferred Closing Subscriber Number.

          "Upgrade Commitments" means those commitments or upgrades which are described in Schedule 3.13(e) or Schedule 5.01 as to be completed and paid for by the Sellers.

          "Upgrade Commitments Damages" means any Damages suffered or incurred by the Buyer as a result of the Sellers not carrying out the Upgrade Commitments, including without limitation any costs incurred by the Buyer in itself performing any such Upgrade Commitment.

          "Vehicle Leasing Contract" means the Master Open-End Vehicle Lease Agreement between Allstate Leasing, Inc. and Mid-Atlantic Telecom Plus LLC dated as of June 1, 1997.

           "Y2K Controller Liability" means any liability suffered or incurred by any Person as a result of any of the controllers used in the Systems not being Year 2000 Compliant.

           (b) Each of the following terms is defined in the Section set forth opposite such term:

           Term                                            Section
           Adjusted Purchase Price                            2.06
           Apportioned Obligations                            8.03
           Arbitrator                                         2.07
           Assumed Liabilities                                2.03
           Bolling Escrow Amount                              2.06
           Bolling Extension                                  2.10
           Books and Records                                  2.01
           Buyer's Adjustment Certificate                     2.07
           Buyer Compensation Amount                          2.10
           Claim                                             11.03
           Closing                                            2.09
           COBRA Obligations                                  9.04
           Code                                               8.01
           Consent Escrow Amount                              2.06
           Consent Portion                                    2.10
           Consent Satisfied Amount                           2.10
           Contested Contract                                 2.10
           Damages                                           11.02
           Deemed Consented Contracts                         2.10
           EEO                                                3.10
           Employee Plans                                     9.01
           ERISA                                              9.01
           ERI SA Affiliate                                   9.01
           Escrow Agent                                       2.06
           Estimated Purchase Price                           2.06
           Excluded Assets                                    2.02
           Excluded Liabilities                               2.04
           Final Amounts                                      2.07
           Final Penalty Subscribers                          2.07
           Financial Statements                               3.05
           Identified Representations                         2.10
           Indemnified Party                                 11.03
           Indemnifying Party                                11.03
           Indemnity Escrow Account                           2.10

           Term                                               Section
           Indemnity Escrow Amount                             2.06
           Initial Adjustment Certificate                      2.06
           Initial Compensated Amount                          2.10
           Initial Release Date                                2.06
           Initial Sellers' Portion                            2.10
           Intellectual Property Rights                        2.01
           Lost Subscriber                                     2.10
           Maryland Assets                                     2.08
           Maryland Liabilities                                2.08
           Maryland LLC Shares                                 2.08
           Month 18 Date                                       2.10
           Month 24 Date                                       2.10
           Multi-Employer Plan                                 9.01
           Non Subscriber Loss Claim                           2.10
           Non Subscriber Loss Damages                         2.10
           Objection Notice                                    2.07
           Owned Property                                      2.01
           Penalty Sub Amount                                  2.07
           Pending Licenses                                    5.18
           Permitted Liens                                     3.13
           Post-Closing Tax Period                             8.03
           Potential Payment Event                             12.01
           Pre-Closing Tax Period                              8.01
           Purchased Assets                                    2.01
           Purchase Price                                      2.06
           Rate Regulatory Matter                              5.05
           Real Property Interests                             2.01
           Reduction Subscriber Number                         2.06
           Release Date Subscriber Shortfall                   2.10
           Relevant Amount                                     2.10
           Relevant Date                                       2.10
           Required Consents                                   3.04
           Required Private Agreement                          2.05
           RMTS                                                3.14
           Short Term Escrow Amount                            2.06
           Short Term Private Agreement                        2.06
           Shortfall Sensitive Agreement                       2.10
           Stay Bonus                                          9.02
           Subsequent Transfer                                 2.05
           Systems Contracts                                   2.01
           Systems Employee                                    9.02

           Term                                               Section
           Systems Franchises                                  2.01
           Systems Intellectual Property Rights                2.01
           Systems Licenses                                    2.01
           Systems Options                                    3. 2 3
           Taking                                              5.12
           Tax                                                 8.01
           Taxing Authority                                    8.01
           Third Party Claim                                   11.03
           Transfer Date                                       2.05
           Transfer Taxes                                      8.03
           Transferred Employees                               9.03
           Transitional Billing Services                       5.04
           WARN Act                                            7.04
           Year 2000 Compliant                                 3.22


                                           ARTICLE 2
                                      PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Sellers and the Sellers jointly and severally agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to the Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of the Sellers' right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the operation of the Systems by the Sellers as the same shall exist on the Closing Date that are not Excluded Assets (the "Purchased Assets"), and including, without limitation, all right, title and interest of the Sellers in, to and under:

                    (a) all owned real property (the "Owned Property") and all other leases, easements, owned rights of access and other interests in real property (the "Real Property Interests"), in each case used or held for use in the operation of the Systems, and in each case together with all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.13(a),-

                    (b) all tangible personal property, including towers, tower equipment, aboveground and underground cable, distribution systems and equipment, head-end equipment, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, machinery, off-ice equipment, furniture, fixtures, supplies, inventory, cable system plant and other physical assets owned, held or used in the operation of the Systems, including without limitation the items listed on
          Schedule 33.13(b);

                    (c) all pole line and joint line agreements, underground conduit agreements, crossing agreements, Private Cable Service Agreements, commercial service agreements, commercial leased access agreements, must-carry elections and retransmission consents, and other contracts, agreements, arrangements, leases, licenses, commitments, sales and purchase orders, bonds and other instruments in each case relating to the operation of the Systems (collectively, and together with all agreements in respect of Real Property Interests, the "Systems Contracts"), including without limitation the items listed on Schedule 3.08;

                    (d) all Subscriber, trade and other accounts, notes and other receivables (including advertising accounts receivable);

                    (e) all prepaid expenses, including but not limited to ad valorem taxes, leases and rentals in each case relating to the operation of the Systems;

                    (f) all of the Sellers' rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets or the Systems, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

                    (g) all patents, copyrights, trademarks, trade names, mask works, servicemarks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property and any registrations or applications for the same ("Intellectual Property Rights"), in each case owned by or licensed to any of the Sellers and used or held or held for use in the operation of the Systems (the "Systems Intellectual Property Rights");

                    (h) all franchises and similar authorizations or similar permits issued by any Governmental Authority, in each case relating to the operation of the Systems (the "Systems Franchises"), including without limitation the items listed on Schedule 3.08(a)(ii);

                    (i) all business radio licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or, any other Governmental Authority, excluding the Systems Franchises (the "Systems Licenses"), but including without limitation the items listed on Schedule 3.08(a)(iii);

                    (j) (i) all books, records, files and papers, whether in hard copy or computer format, used in the operation of the Systems, including, without limitation, sales and promotional literature, engineering records, files, drawings, blueprints, schematics, reports, lists, plans and processes and all files of correspondence, lists, records and reports concerning Subscribers and former and prospective Subscribers of the Systems, signal and program carriage or dealings with Governmental Authorities, including all reports filed with the FCC and statements of account filed with the U.S. Copyright Office in each case by any Seller and (ii) copies of all account books of original entry, general ledgers and financial records, all personnel and employment records, and any information relating to any Tax ((i) and (ii) together, the "Books and Records");

                    (k) all goodwill associated with the Systems or the Purchased Assets, together with the right to represent to third parties that the Buyer is the successor to the Systems; and

                    (1) all rights to insurance proceeds receivable after the Closing in respect of any Assumed Liabilities insured on a "claims made" basis and all insurance proceeds (to the extent not already expended by the Sellers to restore or replace the lost or damaged asset, which replacement asset shall be a Purchased Asset) received before or after Closing in respect of any asset that is or would have been a Purchased Asset.

          SECTION 2.02. Excluded Assets. The Buyer expressly understands and agrees that the following assets and properties of the Sellers (the "Excluded Assets") shall be excluded from the Purchased Assets:

                    (a) all of the Sellers' cash and cash equivalents except as set forth in Section 2.01 (1);

                   (b) the Excluded Names;

                    (c) the Vehicle Leasing Contract, but not the vehicles which are the subject thereof, which shall be Purchased Assets;

                    (d) (i) the Delaire Apartment Purchase and Sale Contract,
          (ii) the Delaire Management Agreement and (iii) any subscribers or assets acquired or serviced under such Contract or such Agreement;

                    (e) insurance policies except asset forth in Section 2.01(l); and

                    (f) those assets described in Schedule 2.02(f);

          provided that if the Delaire Litigation Satisfaction Event shall have occurred prior to the Closing Date, the Delaire Apartment Purchase and Sale Contract and the subscribers and assets acquired by the Systems pursuant to the terms thereof shall not be Excluded Assets and shall be Purchased Assets.

          SECTION 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees, effective at the time of the Closing, to assume the following liabilities (the "Assumed Liabilities"):

                    (a) to the extent attributable to actions occurring or conditions first occurring after the time of the Closing, all liabilities and obligations of any Seller arising under the Systems Contracts, the Systems Franchises or the Systems Licenses (other than liabilities or obligations attributable to any failure by any Seller to comply with the terms thereof); and

                    (b) the liabilities of the Sellers as of the Closing for all Subscriber deposits and advance payments related primarily to the Systems, all accounts payable related primarily to the Systems incurred in the ordinary course of business, all payments received by the Sellers on or prior to the Closing Date for services to be rendered by the Systems after the Closing Date, and all other customary current liabilities arising in the ordinary course of business and related primarily to the Systems but in each case only to extent that the foregoing are included in the calculation of Total Liabilities for the purposes of Section 2.06(b).

          SECTION 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller (or any predecessor of any Seller or any prior owner of all or part of any of the businesses or assets of any of them or, for the avoidance of doubt, the Sellers' Agent) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), Notwithstanding anything to the contrary in this Agreement, the Excluded Liabilities include, without limitation, the following:

                    (a) except to the extent (and only up to such amount) included in the calculation of Total Liabilities, any obligation or liability with respect to periods prior to and including the time of Closing, including liabilities
                                               0                       11.1
          for the refund of monies to Subscribers;

                   (b) any liability or obligation for Taxes attributable to the Systems or the Purchased Assets, which are incurred in or attributable to any Pre-Closing Tax Period, except to the extent (and only up to such amount) included in the calculation of Total Liabilities; provided, however, that Apportioned Obligations shall be apportioned and paid in the manner set forth in Section 8.03(b) hereof,

                   (c) except to the extent (and only up to such amount) included in the calculation of Total Liabilities, any liability or obligation relating to employee benefits or compensation arrangements existing on or prior to the Closing Date, including, without limitation, any liability or obligation under any employee benefit agreements, plans or other arrangements of any of the Sellers listed on Schedule 9.02(a);

                   (d) any Non Subscriber Loss Damages;

                   (e) any Y2K Controller Liability;

                    (f) any Environmental Liability;

                   (g) any Chain of Title Damages;

                   (h) any Upgrade Commitments Damages;

                    (i) any Delivery Damages;

                          any Metro Cable Damages;

                    (k) any liability or obligation relating to any Excluded Asset including, without limitation, any liability or obligation arising out of a claim by any party to any agreement which is an Excluded Asset arising out of the failure to transfer such Excluded Asset;

                    (1) any liability arising from or relating to the Southern Management Litigation; and

                  (m) any liability arising from or relating to (i) the Delaire Landing Litigation, (ii) the Delaire Apartment Purchase and Sale Contract,

           (iii) the Delaware Management Agreement, or (iv) any Delaire Landing Contract other than the obligation under any such Delaire Landing Contract to provide service after the Closing to any Delaire Condominium Subscriber; provided that if the Delaire Litigation Satisfaction Event shall have occurred prior to the Closing Date, the obligation to provide service to Delaire Apartment Subscribers pursuant to the Delaire Access Agreement or the subscriber agreements transferred pursuant to the terms of the Delaire Apartment Purchase and Sale Contract after the Closing shall not be an Excluded Liability.

 For the avoidance of doubt, the fact that any of the foregoing Excluded Liabilities are set forth or described on a Schedule to this Agreement will not change their status as Excluded Liabilities.

          SECTION 2.05. Assignment of Contracts and Rights. (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign at the Closing any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom without, where required, a Required Consent, if such assignment, without such consent, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of the Buyer or any Seller thereunder.

          (b) In the event the Closing occurs and fewer than all of the consents under Private Cable Service Agreements which require consent to assignment have been received, then: (1) each Private Cable Service Agreement as to which consent to assignment is required and has not been received by the Closing (each, a "Required Private Agreement") (and any Purchased Assets and Assumed Liabilities primarily related thereto which, pursuant to the terms of such agreement, cannot be assigned at the Closing) will not be assigned at the Closing, (11) the Buyer and the Sellers will use commercially reasonable efforts to obtain the required consents following the Closing, (iii) promptly following receipt of each required consent in form and substance reasonably satisfactory to the Buyer the Sellers will transfer to the Buyer the relevant Required Private Agreement (each such transfer, a "Subsequent Transfer") (and, in accordance with Section 2,05(c), certain assets and liabilities), (iv) for each Required Private Agreement, the Buyer and the Sellers will, until the Subsequent Transfer in respect of such Required Private Agreement, cooperate in a mutually agreeable arrangement under which the Buyer would obtain the benefits of and be responsible for the obligations under each such Required Private Agreement and the related Purchased Assets and Assumed Liabilities that cannot be assigned at Closing, which arrangement shall, in respect of each Required Private Agreement and in the absence of an agreement between the parties to the contrary, take the form of the Buyer managing the related systems in accordance with the terms set out in

 Schedule 2.05(b) for so long as the Systems provide service to such location;
 (v) the Sellers shall not take any prejudicial action with respect to a Required Private Agreement (or any of the Subscribers, assets or liabilities relating thereto); and (vi) at any time after the Month 18 Date, the Buyer may without liability terminate any arrangement described in (iv) above with respect to any or all of the Required Private Agreements that are Contested Contracts at the relevant time, including without limitation any management agreement in the terms of Schedule 2.05(b), and may refuse to accept a Subsequent Transfer of any such Private Cable Service Agreement (and any assets or liabilities related thereto). For avoidance of doubt, the fact that any Required Private Agreements or any Subscribers, assets or liabilities related to a Required Private Agreement have not been transferred to the Buyer on the Closing Date shall be disregarded for purposes of (A) the representations and warranties contained in Article 3 other than Section 3.14(b), and (B) the calculation of Current Assets and Total Liabilities.

           (c) The following shall apply with respect to each Required Private Agreement in respect of which a Subsequent Transfer occurs. On the date on which the Subsequent Transfer occurs (the "Transfer Date") (i) the applicable Seller will convey to the Buyer all assets related to the Required Private Agreement that, as of the Transfer Date, are Purchased Assets and (11) the Buyer will assume the liabilities related to the Required Private Agreement that, as of the Transfer Date, are Assumed Liabilities. For the purposes of this Section 2.05(c), the definitions of Purchased Assets and Assumed Liabilities shall be construed as if any reference to "Closing" or the "Closing Date" in the definitions of those terms were a reference to the "Transfer Date". If the Systems cease to provide service under a given Required Private Agreement without a Subsequent Transfer with respect thereto occurring, then the date on which such service ceases will be treated as a Transfer Date for purposes of transferring related assets and liabilities in accordance with this
 Section 2.05(c).

           (d) If any other consent under any Purchased Asset is not obtained by the Closing, if an attempted assignment of such Purchased Asset without the consent would be ineffective or would adversely affect the rights or obligations thereunder so that the Buyer would not in fact receive all such rights or would have greater obligations, the Sellers and the Buyer will cooperate in a mutually agreeable arrangement under which the Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to the Buyer, or under which the Sellers would enforce for the benefit of the Buyer, with the Buyer assuming the Sellers' obligations, any and all rights of the Sellers against a third party thereto.

            (e) The Sellers will promptly pay to the Buyer when received all monies received by the Sellers under any Purchased Asset or any claim or right or any benefit arising thereunder.

           SECTION 2.06. Purchase Price. (a) In consideration of the sale and transfer by the Sellers to the Buyer of the Purchased Assets, the amount payable by the Buyer shall equal $150,000,000 in cash (the "Purchase Price"), subject to adjustment as provided in Section 2.06(b) (the "Adjusted Purchase Price").

           (b) The Purchase Price shall be adjusted as follows:

                    (i) If the Current Assets as of the Closing Date are in excess of the Total Liabilities as of the Closing Date, the Purchase Price shall be increased by an amount equal to the Closing Adjustment Amount.

                    (ii) If the Current Assets as of the Closing Date are less than the Total Liabilities as of the Closing Date, the Purchase Price shall be decreased by an amount equal to the Closing Adjustment Amount.

                  (iii) If the Closing Basic Subscriber Number for all the Systems is less than 53,700, then the Purchase Price shall be reduced by an amount equal to $2,793 multiplied by the difference between 53,700 and the Closing Basic Subscriber Number for all of the Systems (such difference being the "Reduction Subscriber Number").

          (c) The amount of the net adjustment to the Purchase Price pursuant to
 Section 2,06(b), hereunder shall, for the purposes of the payment to be made by the Buyer at the Closing, (i) be estimated in good faith by the Sellers (after consultation with the Buyer) and (ii) assume that the number of Relevant New Subscribers is zero. The Sellers shall deliver to the Buyer a certificate executed by a duly authorized representative of each of the Sellers (the "Initial Adjustment Certificate") setting out such estimate (including an estimate of the Current Assets, the Total Liabilities, the Reduction Subscriber Number, the Closing Basic Subscriber Number and with respect to each Required Private Agreement and each Private Cable Services Agreement, the Closing Basic Subscriber Number for the Subscribers thereunder) and containing a list of the Potential Penalty Subscribers at least 5 (five) days prior to the Closing Date, indicating in detail the basis for its estimate. Such certificate shall be accompanied by appropriate documentation supporting the estimates and the calculation of Potential Penalty Subscribers contained therein. Such certificate shall be reasonably satisfactory to the Buyer. Subject to the foregoing, the good faith estimate of the net adjustment to the Purchase Price pursuant to Section 2.06(b) in the Initial Adjustment Certificate shall be conclusive for the purposes of the payment to be made by the Buyer at the Closing, but shall be subject to adjustment after the Closing in accordance with the provisions of Section 2.07.

          (d) The Purchase Price, as adjusted pursuant to Section 2.06(b) in accordance with the Initial Adjustment Certificate is referred to herein as the "Estimated Purchase Price". The Estimated Purchase Price will be payable by the Buyer at Closing as follows:

                    (i) $10,000,000 will be deposited into an interest-bearing escrow account with a mutually agreed independent escrowee (the "Escrow Agent") to secure the Sellers' indemnity obligations to the Buyer under Sections 11.02(a)(i), (ii), and (iii) (such amount the "Indemnity Escrow Amount"). The release of the Indemnity Escrow Amount shall be determined in accordance with Section 2. 10 (a), and the terms of the Escrow Agreement.

                    (ii) An amount (the "Short Term Escrow Amount"), determined as set forth below, will be deposited in a second interest-bearing escrow account with the Escrow Agent to be released beginning on the date which is the one-year anniversary of the Closing Date (the "Initial Release Date"). The Short Term Escrow Amount will equal the amount (if any) arrived at by the result of multiplying: (A) 50%, times (B) the aggregate Sub Value for all Private Cable Service Agreements (other than (i) any Risk Contract and (ii) the Bolling Contract), which (as of the Closing Date) have an expiration date on or prior to the Initial Release Date (each, a "Short Term Private Agreement"). For purposes hereof, if a multiple dwelling unit, planned unit development or complex is being served by a System pursuant to an expired Private Cable Service Agreement or pursuant to no Private Cable Service Agreement, such multiple dwelling unit or complex will be treated as if it is being serviced pursuant to a Short Term Private Agreement. The release of the Short Term Escrow Amount shall be determined in accordance with Section 2. 10 (d) and the terms of the Escrow Agreement.

                   (iii) The Consent Escrow Amount, determined as set forth below, if any, will be deposited in a third interest-bearing escrow account with the Escrow Agent. The "Consent Escrow Amount" will equal the aggregate Sub Value for all Required Private Agreements (other than the Bolling Contract). The release of the Consent Escrow Amount shall be determined in accordance with Section 2. 10(c) and the terms of the Escrow Agreement.

                     (iv) An amount (the "Boiling Escrow Amount"), determined as set forth below, will be deposited into a fourth interest-bearing escrow account with the Escrow Agent. The Bolling Escrow Amount will equal the Sub Value for the Bolling Contract. The release of the Bolling Escrow Amount shall be determined in accordance with Section
           2. 10(d) and the terms of the Escrow Agreement.
                                      0

                    (v) The balance of the Estimated Purchase Price will be paid to Sellers' Agent, as agent for the Sellers in immediately available funds by wire transfer to an account of the Sellers' Agent with a bank in New York City designated by the Sellers' Agent, by notice to the Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of the Sellers' Agent in such amount). Such payment by the Buyer to the Sellers' Agent shall discharge the Buyer of any further obligations with respect to the delivery of the Estimated Purchase Price.

          SECTION 2.07. Post-closing Adjustment. (a) Within 90 days after the Closing, the Buyer will deliver to the Sellers a certificate (the "Buyer's Adjustment Certificate") showing in such detail as shall be reasonably satisfactory to the Sellers the Buyer's final determination of the number of .Penalty Subscribers, the Current Assets, the Total Liabilities, the Closing Adjustment Amount, the Reduction Subscriber Number, the Closing Basic Subscriber Number, and with respect to each Required Private Agreement and each Private Cable Services Agreement, the Closing Basic Subscriber Number for the Subscribers thereunder, which certificate will be accompanied by appropriate documentation supporting the amounts and numbers proposed in such certificate. Each party will provide the other reasonable ' access to all records in its possession which were used in the preparation of the Initial and Buyer's Adjustment Certificates or which may otherwise be necessary for the preparation thereof The Sellers will review the Buyer's Adjustment Certificate and will give written notice (an "Objection Notice") to the Buyer of any objections it has to the calculations shown in such Certificate within 30 days after receipt. Such notice will set forth Sellers' proposal as to each item to which it objects together with appropriate support for such objections. If the Sellers do not deliver an Objection Notice within such 30-day period, then the Buyer's Adjustment Certificate shall be deemed to be conclusive, final and binding on the parties. The Buyer and the Sellers will endeavor in good faith to resolve any objections within 30 days after the receipt by the Buyer of the Sellers' timely objections. If such objections or disputes have not been resolved at the end of such 30-day period, the disputed portion only of the items contained in the Buyer's Adjustment Certificate will be determined within the following 30 days by Arthur Andersen LLP or, if Arthur Andersen LLP is unwilling or unable to serve on commercially reasonable terms, by a national accounting firm that is mutually acceptable to the Buyer and the Sellers (in either case, the "Arbitrator"). The determination of the Arbitrator will, with respect to each item in dispute, be within the range for such item as proposed by the Buyer in the Buyer's Adjustment Certificate and the Sellers in the Objection Notice. The determination of the Arbitrator will be final and will be binding upon both parties. The Buyer and the Sellers will bear equally the expenses of such auditor incurred in connection with such determination.

          (b) Within two Business Days after the date on which the items contained in the Buyer's Adjustment Certificate have been finally determined in accordance with Section 2.07(a) (such amounts as so finally determined (other than the number of Penalty Subscribers), the "Final Amounts"), the Buyer and the Sellers shall take such action as is necessary (including the payment of a cash amount to the other or to the Escrow Agent or the execution of a joint instruction to the Escrow Agent to release funds or transfer funds to a different escrow account) to ensure that, ignoring any entitlement or obligation of any Person to receive or pay interest on any amounts, (A) the Buyer has paid to the Sellers' Agent and the Escrow Agent the amounts (and no more) it would have paid under Section 2.06(d) to each of them, (B) the Buyer and the Sellers' Agent have received the amounts each of them would have received from escrow (and no more) under Section 2. 10, and (C) there has been deposited into each escrow account the amount (and no more) that would have been deposited into each account under Section 2.06(d), if in each case such amounts had been based on the Final Amounts rather than the amounts set forth in the Initial Adjustment Certificate. For the avoidance of doubt, clause (ii) of the first sentence of Section 2.06(c) shall be disregarded for purposes of this Section 2.07.

           (c) If pursuant to Section 2.07(b), the ' Buyer makes a payment to the Sellers' Agent or the Escrow Agent, or the Sellers' Agent makes a payment to the Buyer or the Escrow Agent, (i) such payment shall bear interest at the Prime Rate from and including the Closing Date to but excluding the date of payment and shall be paid by wire or accounts transfer of immediately available funds to the account designated by the recipient by two days advanced written notice to the party owing such payment and (ii) any interest so received by the Escrow Agent will be treated as interest earned on the account into which the payment is deposited. If pursuant to 2.07(b) the Escrow Agent makes a payment to the Buyer or the Sellers' Agent, such payment will include interest earned on such amount while deposited in the escrow account. If pursuant to Section 2.07(b) the Escrow Agent transfers funds between escrow accounts, the amount transferred shall include interest earned on such amount while in the escrow account from which it is transferred and such interest will be treated as interest earned on the account into which it is transferred.

           (d) Within two Business Days after the date on which the number of Penalty Subscribers has been finally determined in accordance with Section 2.07(a) (the number of Penalty Subscribers as so finally determined being the "Final Penalty Subscribers") the Sellers jointly and severally agree to pay to the Buyer in immediately available funds by wire transfer to an account specified in advance by the Buyer an amount equal to (a) $5,586, multiplied by
 (b) the number of Final Penalty Subscribers (the "Penalty Sub Amount"). Notwithstanding anything to the contrary in this Agreement, without prejudice to the ability of the Buyer to make a claim against the Sellers to pay the Penalty Sub Amount, to the extent the Sellers shall not have paid the Buyer the Penalty Sub Amount in accordance with the terms of this Section 2.07(d), the Buyer shall be entitled, without prejudice to any other remedy that it may have under this Agreement or otherwise, to receive the Penalty Sub Amount from one or more (at the Buyer's election) of the escrow amounts described in Section 2.06(d), in which event such amount shall be released to the Buyer together with any interest earned on such amount and such amount shall not be treated as an amount released to the Buyer for the purposes of Section 2. 10.

          SECTION 2.08. Maryland LLC. (a) The parties agree that in lieu of Sellers selling, assigning, transferring and delivering to Buyer at Closing the Purchased Assets located in the State of Maryland (the "Maryland Assets") and in lieu of Buyer assuming the Assumed Liabilities primarily related to the Maryland Assets (the "Maryland Liabilities"), the following will apply:
 Immediately prior to the Closing, Sellers will sell, convey, transfer, assign and deliver to Maryland LLC all of the Maryland Assets and Maryland LLC will assume all of the Maryland Liabilities, all on terms and conditions satisfactory to Buyer. At the Closing, Sellers will sell to Buyer and Buyer will purchase from Sellers 100 limited liability company shares in Maryland LLC (the "Maryland LLC Shares"), which shall constitute 100% of the limited liability company interests in Maryland LLC, free and clear of any Liens.

          (b) At the request of the Buyer, in lieu of the arrangements in
 Section 2.08(a), the Sellers (1) shall form one or more limited liability companies in the State of Maryland in addition to Maryland LLC, (ii) shall sell, convey, transfer, assign and deliver to Maryland LLC and any such additional limited liability company or companies all of the Maryland Assets as directed by and on terms and conditions satisfactory to the Buyer, and (iii) shall procure that Maryland LLC and any such additional limited liability company or companies shall assume all of the Maryland Liabilities as directed by and on terms and conditions satisfactory to the Buyer. In such event, (A) at the Closing, the Sellers shall sell to the Buyer and the Buyer will purchase from the Sellers all of the outstanding limited liability company interests in Maryland LLC and each such limited liability company, free and clear of any Liens, (B) "Maryland LLC Shares" shall mean

 100 limited liability company shares in Maryland LLC and 100 limited liability company shares in each such limited liability company which in each case shall constitute 100% of the limited liability company interests in Maryland LLC or such other limited liability company or companies, free and clear of any Liens and (C) the references to Maryland LLC in Sections 2.09 and 7.01 and in Article 3 shall be construed as including Maryland LLC and each such limited liability company.

          (c) Except as the context may otherwise require, the terms "Seller" as used in Article 3 shall include Maryland LLC and any other limited liability company formed under the terms of Section 2.08(b). Prior to Closing, the Sellers will cause Maryland LLC and any such other limited liability company to comply with the covenants in Articles 5, 7, 8 and 9 as if it were a Seller. Except as contemplated herein, Sellers will not take, or permit to be taken, any actions with respect to Maryland LLC, or any such other limited liability company without the consent of the Buyer. The Sellers will comply with any reasonable request of the Buyer to amend the certificate of formation or operating agreement of Maryland LLC or any such other limited liability company.

          SECTION 2.09. Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the Maryland LLC Shares and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, on the last day of the month which includes the tenth day after the date on which all the conditions set forth in Article 10 have been satisfied, or where applicable, waived by the party for whose benefit they are established, or if such month shall be October or November of 1999, the last day of December 1999, or at such other time or place as the Buyer and the Sellers may agree. At the Closing:

           (a) The Buyer shall deliver the Estimated Purchase Price.

          (b) (i) The Sellers and the Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B,
 (ii) the Sellers shall deliver to the Buyer certificates for the Maryland LLC Shares duly endorsed, or accompanied by an assignment duly endorsed, in blank, with any required transfer stamps affixed thereto, and (iii) the Sellers shall deliver to the Buyer special warranty deeds reasonably satisfactory to the Buyer and the Sellers conveying to the Buyer each parcel of Owned Property and such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Buyer all right, title and interest in, to and under the other Purchased Assets that, pursuant to the terms of this Agreement, are to be transferred at the Closing.

            (c) The Buyer, the Sellers, the Sellers' Agent and the Escrow Agent will deliver the Escrow Agreement duly executed by the parties thereto.

           (d) The Sellers and Buyer will deliver the Non-Competition Agreement substantially in the form of Exhibit C hereto, duly executed by the parties thereto.

           SECTION 2. 10. Release of Amounts from Escrow. Amounts shall be released from the escrow accounts described in Section 2.06(d) in accordance with Section 2.07(d) and as follows:

           (a) (i) Amounts in the account into which the Indemnity Escrow Amount is deposited (the "Indemnity Escrow Account") shall be released to the Buyer to satisfy (A) claims made by the Buyer pursuant to Section 11.02(a) and (B) any Anticipated COBRA Damages Claim made by the Buyer in the 15 days prior to the Initial Release Date, in accordance with the terms of the Escrow Agreement.

                   (11) Subject to Section 2.07(d), the Buyer and the Sellers agree that:

                            (A) except in respect of any Damages arising out of
                   any misrepresentation or breach of warranty under Sections 3.01, 3.02, 3.03, 3.04, 3.08(e), 3.14(c), 3.21, 3.24, 3.25,
                   3.26, 3.27 or 3.31 or contained in Articles 8 or 9 (the "Identified Representations"), the Indemnity Escrow Account will be the exclusive source of payment for claims arising under Section 11.02(a)(i),

                            (B) The Indemnity Escrow Account will not be the
                   exclusive source of payment for claims arising under Sections I 1.02(a)(ii) and I 1.02(a)(iii) or, to the extent relating to the Identified Representations, Section 11.02(a)(i);

                            (C) Subject to (D) and (E) below, the Buyer may
                   elect to obtain recovery in respect of any claims arising under Sections I 1.02(a)(ii) and I 1.02(a)(iii) or, to the extent relating to the Identified Representations, Section 11.02(a)(i) from the Indemnity Escrow Account, from one or more of the Sellers, or from any combination of the foregoing;

                            (D) the Consent Escrow Amount will be the exclusive
                   source of payment for any Non Subscriber Loss Claim in respect of any Required Private Agreement other than the Bolling Contract.

                   For the avoidance of doubt, no Non Subscriber Loss Claim may be made in respect of the Bolling Contract against the Consent Escrow Amount;

                            (E) The Bolling Escrow Amount shall be the exclusive
                   source of payment with respect to Damages suffered or incurred by the Buyer resulting from the Bolling Contract not being transferred to the Buyer at Closing or from the expiration or termination of the Bolling Contract; and

                            (F) The Buyer Compensation Amount in respect of any
                   given Required Private Agreement (other than the Bolling Contract) shall not exceed the Sub Value for such Required Private Agreement. This means, for the avoidance of doubt, that the maximum amount recoverable with respect to Damages suffered or incurred by the Buyer resulting from any given Required Private Agreement not being transferred to the Buyer at Closing or from the expiration or termination of such Required Private Agreement is the Sub Value for such Required Private Agreement.

                   "Buyer Compensation Amount" means in respect of any Required Private Agreement (other than the Bolling Contract), the aggregate of
          (a) the amount released to the Buyer in respect of such Required Private Agreement from the Short Term Escrow Amount pursuant to
          Section 2. 1 0(b)(ii) (excluding any amount representing interest paid to the Buyer pursuant to Section 2. 1 O(b)(iv)), and (b) the aggregate amount that the Buyer has received from the Consent Escrow Amount in respect of such Required Private Agreement (excluding any amount representing interest paid to the Buyer pursuant to Section 2. 1 0(c)(vi)).

                   "Non Subscriber Loss Claim" means a claim made by the Buyer in respect of any Non Subscriber Loss Damages. A Non Subscriber Loss Claim may be made by the Buyer in respect of Non Subscriber Loss Damages that the Buyer reasonably anticipates it or any of its Affiliates will suffer.

                   "Non Subscriber Loss Damages" means any Damages suffered or incurred by the Buyer or any of its Affiliates and arising from or relating to a Required Private Agreement (or assets or liabilities relating thereto) not being transferred to the Buyer at the Closing (other than any Damages suffered or incurred by the Buyer in respect of lost revenue or profits attributable to a Lost Subscriber) or from the arrangements made pursuant to Section 2.05(b) with respect thereto. For purposes hereof, a "Lost

          Subscriber" is a Person that ceases to be a Subscriber as a result of a Required Private Agreement (or assets or liabilities relating thereto) not being transferred to the Buyer pursuant to this Agreement.
                          I
                  (111) On the Initial Release Date, the amount (if any) remaining in the Indemnity Escrow Account and not subject to any pending claim by the Buyer, will be released to the Sellers' Agent.

          (b) (i) The Short Term Escrow Amount shall be released to the Sellers' Agent as follows:

                            (A) A portion of the Short Term Escrow Amount (the
                   "Initial Sellers' Portion"), determined as set forth in this
                   Section 2. 10(b)(1)(A), will be released to the Sellers' Agent on the Initial Release Date. The Initial Sellers' Portion will equal the amount (if any) arrived at by the result of multiplying: (1) 50%, times (2) the Sub Value for each Short Term Private Agreement which on the Initial Release Date has an expiration date at any time following the Initial Release Date (having been extended or renewed prior to the Initial Release Date on terms and conditions satisfactory to the Buyer).

                            (B) In respect of each Short Term Private Agreement
                   which both expires and is not extended or renewed on terms and conditions satisfactory to the Buyer between the Closing Date and the Initial Release Date and in respect of each Short Term Private Agreement that is treated as such pursuant to the penultimate sentence of Section 2.06(d)(ii), the Relevant Amount in respect of such Short Term Private Agreement shall be released to the Sellers' Agent on the Relevant Date in respect of such Short Term Private Agreement provided that: (1) following such expiration until the Relevant Date in respect of such Short Term Private Agreement, the Buyer has continued to provide service pursuant to the terms and conditions thereof (as if it had not expired); (2) there is not at the Relevant Date pending a formal legal action of the other party thereto challenging the Buyer's right to continue to provide service (which action is then being actively pursued by the other party); and (3) the other party thereto has not at the Relevant Date
                   (x) itself commenced competition with the Buyer, (y) entered into a private cable service or access agreement with another cable service provider or (z) taken active steps to itself commence cable service or enter into a private cable service or access agreement with another cable service provider.

                            The "Relevant Date" for a Short Term Private
                   Agreement is the first to occur of (1) the date on which such Short Term Private Agreement is extended or renewed on terms and conditions satisfactory to the Bayer and (2) the date which is the one year anniversary of the later of (A) the expiration of such Short Term Private Agreement and (B) the Closing Date.

                            The "Relevant Amount" in respect of a Short Term
                   Private Agreement is (1) 50%; times (2) the Sub Value for that Short Term Private Agreement.

                   (ii) Subject to Section 2.10(a)(ii)(F), any portion of the Short Term Escrow Amount not released to the Sellers' Agent pursuant to Section 2. 1 0(b)(i) on or before the two-year anniversary of the Closing Date (the "Month 24 Date") will be released to the Buyer on the Month 24 Date.

                   (iii) Any portion of the Short Term Escrow Amount that would have been released to the Buyer pursuant to Section 2. 1 0(b)(ii) but for the effect of Section 2. 1 0(a)(ii)(F) shall be released to the Sellers' Agent on the Month 24 Date.

                   (iv) When any given portion of the Short Term Escrow Amount is released to the Sellers' Agent or the Buyer the interest earned on such portion will be released to such party at such time.

           (c) The Consent Escrow Amount shall be released as follows:

                    (i) At any time prior to the 18-month anniversary of the Closing Date (the "Month 18 Date"):

                            (A) Subject to Section 2.10(a)(ii)(D), one or more
                   portions of the Consent Escrow Amount shall, in accordance with the terms of the Escrow Agreement, be released to the Buyer to satisfy Non Subscriber Loss Claims;

                            (B) One or more portions of the Consent Escrow
                   Amount (each, a "Consent Portion") determined as set forth in this Section 2. 1 0(c)(i)(B), will be released to the Sellers' Agent on each date on which a required consent to the assignment of a Required Private Agreement (other than the Bolling Contract) is obtained in form and substance reasonably satisfactory to the Buyer and a

                   Subsequent Transfer occurs. Each Consent Portion will equal
                   (1) the Sub Value for the Required Private Agreement as to which the Subsequent Transfer occurs, less (2) the aggregate amount of (i) any amount which has been released to the Buyer pursuant to Section 2. 1 0(c)(1)(A) (for such Required Private Agreement the "Initial Compensated Amount"), and (ii) the amount of any pending Non Subscriber Loss Claims in respect of such Required Private Agreement.

                   (ii) On the Month 18 Date:

                            (A) In respect of each Required Private Agreement
                   (other than the Bolling Contract) that at the Month 18 Date is not a Contested Contract and has not terminated or expired (in circumstances where Buyer either is no longer providing service to the buildings the subject of such Required Private Agreement or has received notice that it will be required to cease such service) (a "Deemed Consented Contract"), an amount will be released to Sellers' Agent equal to (1) the Sub Value for such Required Private Agreement, less (2) the Initial Compensated Amount if any, in respect of such Required Private Agreement, less (3) the product of (i) $ 1,000, multiplied by (ii) the Closing Basic Subscriber Number for Subscribers served under such Deemed Consented Contract.

                            (B) If there shall be a Release Date Subscriber
                   Shortfall, then in respect of each Required Private Agreement (other than the Bolling Contract) that either (1) at the Month 18 Date is a Contested Contract or (2) was terminated or expired (in circumstances where Buyer either is no longer providing service to the buildings the subject of such Required Private Agreement or has received notice that it will be required to cease such service) on or prior to the Month 18 Date (each such agreement, a "Shortfall Sensitive Agreement"), an amount shall be released to the Buyer equal to (x) the Sub Value for such Shortfall Sensitive Agreement less (y) the Initial Compensated Amount in respect of such Required Private Agreement.

                            (C) If there shall not be a Release Date Subscriber
                   Shortfall, then in respect of each Shortfall Sensitive Agreement an amount shall be released to the Sellers' Agent equal to (1) the Sub Value for such Shortfall Sensitive Agreement less (2) the Initial Compensated Amount in respect of such Required Private Agreement, less (3) the greater of
                   (i) the amount of any pending

                   Non Subscriber Loss Claims in respect of such Shortfall Sensitive Agreement and (ii) the product of $1,000 multiplied by the Closing Basic Subscriber Number for Subscribers under such Shortfall Sensitive Agreement.

                   "Contested Contract" means any Required Private Agreement (1) with a Person who (a) has sought to challenge the arrangements made pursuant to Section 2.05(b) of this Agreement with respect to such Required Private Agreement (b) is a party to any formal legal action challenging the Buyer's right to continue to provide service (and is actively pursuing such action), (c) has itself commenced competition with the Buyer, (d) has entered into a private cable service or access agreement with another cable service provider, or (e) has taken active steps to itself commence cable service or enter into a private cable service or access agreement with another cable service provider, or
          (2) in respect of which there is outstanding a Non Subscriber Loss Claim.

                   "Release Date Subscriber Shortfall"shall occur if 53,700 exceeds the aggregate of (a) the Transferred Closing Subscriber Number, (b) the Closing Basic Subscriber Number for Subscribers served under Required Private Agreements (other than the Bolling Contract) as to which a Subsequent Transfer has occurred prior to the Month 18 Date, and (c) the Closing Basic Subscriber Number for each Deemed Consented Contract.

                   (iii) After the Month 18 Date but prior to the Month 24 Date, subject to Section 2. 1 0(a)(ii)(D), one or more portions of the Consent Escrow Amount shall, in accordance with the terms of the Escrow Agreement, be released to the Buyer to satisfy any Non Subscriber Loss Claims.

                   (iv) On the Month 24 Date an amount will be released to the Sellers' Agent equal to (A) the remaining portion of the Consent Escrow Amount at that date, less (B) the aggregate amount of all Non Subscriber Loss Claims pending at that date.

                   (v) After the Month 24 Date:

                            (A) Subject to Section 2.10(a)(ii)(D), one or more
                   portions of the Consent Escrow Amount shall, in accordance with the terms of the Escrow Agreement, be released to the Buyer to satisfy any Non Subscriber Loss Claims which were pending on the Month 24 Date.

                             (B) On the date that the last Non Subscriber Loss
                   Claim pending against the Consent Escrow Amount is finally determined in accordance with the terms of the Escrow Agreement, and the amounts to be paid in respect thereof have been paid, the remaining portion of the Consent Escrow Amount shall be released to the Seller's Agent.

                            (C) If on the date upon which any given Non
                   Subscriber Loss Claim pending against the Consent Escrow Amount is finally determined in accordance with the terms of the Escrow Agreement and all amounts to be paid in respect thereof have been paid, the remaining portion of the Consent Escrow Amount exceeds the aggregate amount of all Non Subscriber Loss Claims pending against the Consent Escrow Amount, such excess shall be released to the Seller's Agent.

                   (vi) When any given portion of the Consent Escrow Amount is released to the Sellers' Agent or the Buyer the interest earned on such portion will be released to such party at such time.

                   (d) (i) At any time prior to the Bolling Extension, if the Bolling Contract shall be a Required Private Agreement, one or more portions of the Bolling Escrow Amount shall be released to the Buyer to satisfy Non Subscriber Loss Claims in respect of the Bolling Contract.

                   (ii) The amount, if any, remaining of the Bolling Escrow Amount which is not the subject of a pending Non Subscriber Loss Claim pursuant to Section 2. 10(d)(i), will be released to the Sellers' Agent as soon as practicable after the date on which the Bolling Contract is extended or renewed on terms and conditions reasonably satisfactory to the Buyer (the "Bolling Extension"). If the Bolling Extension is received, then on any date thereafter that any Non Subscriber Loss Claim is finally determined in accordance with the terms of the Escrow Agreement, amounts shall be released from the Bolling Escrow Amount to the Buyer or the Sellers' Agent in accordance with such determination; provided that amounts shall be released to the Sellers' Agent only to the extent the remaining portion of the Bolling Escrow Amount is sufficient to satisfy any then-pending Non Subscriber Loss Claims in respect of the Bolling Contract.

                   (iii) The amount, if any, remaining of the Bolling Escrow Amount will be released to the Buyer as soon as practicable after the earlier of the dates on which (A) the Systems cease to provide service to any of the buildings that are the subject of the Bolling Contract
          (B) there is a formal
          legal action by the counterparty to the Bolling Contract challenging the Buyer's right to continue to provide service, or (C) the counterparty to the Bolling Contract commences competition with the Buyer or enters into a private cable service or access agreement with another cable service provider or takes any steps to do so.

                   (1v) When any given portion of the Bolling Escrow Amount is released to the Sellers' Agent or the Buyer the interest earned on such portion will be released to such party at such time.

           (e) Any amount released from escrow to the Buyer pursuant to this
 Section 2. 10 shall be treated for tax purposes as a reduction to the Adjusted Purchase Price.

          SECTION 2.11. Allocation q Purchase Price. (a) The Adjusted Purchase Price and Assumed Liabilities shall be allocated among the Purchased Assets acquired by each of the Buyer and its assignees, if any, as agreed upon by the Buyer and the Sellers after the Closing. The Buyer, its assignees, if any and the Sellers agree to be bound by such allocation and to file, according to
 Section 1060 of the Code, all returns and reports with respect to the transactions contemplated by this Agreement, including, but not limited to, all federal, state and local tax returns on the basis of such allocation.

          (b) If an adjustment is made with respect to the Adjusted Purchase Price pursuant to Section 2.07 or, if an amount is released from escrow to the Buyer pursuant to Section 2. 10, the allocation determined in accordance with
 Section 2. 11 (a) shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by the Sellers and the Buyer., The Sellers, the Buyer and its assignees, if any, agree to file, or cause to be filed, any additional information return required to be filed pursuant to the Treasury regulations promulgated under Section 1060 of the Code. Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

          SECTION 2.12. Sellers' Agent. Each Seller hereby irrevocably appoints the Sellers' Agent as its respective attorney in fact to act on behalf of such Seller, and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement whether before, at or after the Closing. This power shall be deemed to be a power coupled with an interest which cannot be revoked. Each Seller hereby ratifies all actions taken by the Sellers' Agent as it may lawfully do or cause to be done under this Agreement and hereby declares that any such action shall be binding upon such Seller, its heirs, successors and assigns. Buyer shall be entitled to rely on the actions of Sellers' Agent notwithstanding contrary instructions from any Seller. Sellers' Agent shall also act as agent for the Sellers in connection with the preparation, payment or receipt of any monies, certificates or other documents in connection with this Agreement. Buyer shall be entitled to rely on any action, consent or agreement of the Sellers' Agent as being the action consent or agreement of all of the Sellers for purposes of this Agreement. Sellers shall be deemed to have knowledge of any matter of which any Affiliate of any Seller is aware.



                                           ARTICLE 3
                      REPRESENTATIONS AND WARRANTEES OF SELLER

           The Sellers (but not Maryland LLC) jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date that:

          SECTION 101. Existence and Power. The Sellers and the Sellers' Agent are limited partnerships or, in the case of Mid-Atlantic Telecom Plus, LLC, a limited liability company, and Maryland LLC is a limited liability company, in each case validly existing and in good standing under the laws of their respective jurisdictions of organization and have all limited partnership or limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on their business as now conducted. The Sellers and the Sellers' Agent are duly qualified to do business as foreign entities and are in good standing in each jurisdiction where such qualification is necessary, subject to such exceptions as would not individually or in the aggregate, have a Material Adverse Effect.

           SECTION 3.02. Authorization. Except as set forth on Schedule 3.02, the execution, delivery and performance by the Sellers and the Sellers' Agent of this Agreement and the consummation of the transactions contemplated hereby are within their respective powers and have been duly authorized by all necessary action on the part of the Sellers and the Sellers' Agent. This Agreement constitutes a valid and binding agreement of the Sellers and the Sellers' Agent.

           SECTION 3.03. Noncontravention. The execution, delivery and performance by the Sellers and the Sellers' Agent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of any Seller or the Sellers' Agent, (ii) assuming compliance with any applicable requirements of the HSR Act and assuming the receipt of all Required Consents, violate any applicable law, rule, regulation, judgment, injunction, order or decree, or require any action by or filing with any Governmental Authority, (iii) assuming the receipt of all Required Consents, (and without regard to any notice, lapse of time or election requirements) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or to a loss of any benefit relating to the Systems to which any Seller or the Sellers' Agent is entitled under any provision of any agreement or other instrument binding upon any Seller or the Sellers' Agent or by which any of the Purchased Assets is or may be bound or (iv) assuming the receipt of all Required Consents, result in the creation or imposition of any Lien on any Purchased Asset.

          SECTION 3.04. Required Consents. Schedule 3.04 sets forth each Material Contract binding upon any Seller in each case requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the "Required Consents").

          SECTION 3.05. Financial Statements; No Adverse Change. (a) The Sellers have provided to the Buyer (a) combined financial statements for the Systems consisting of an unaudited balance sheet and statement of operations as of and for the 12 months ended December 31, 1998 and an unaudited balance sheet and statement of operations as of and for the six months ended June 30, 1999, and
 (b) financial statements for Mid-Atlantic Telecom Plus, LLC consisting of an audited balance sheet and statement of operations as of and for the 12 months ended December 31, 1998 and an unaudited balance sheet and statement of operations as of and for the six months ended June 30, 1999 ((a) and (b) together, the "Financial Statements"). The Financial Statements fairly present in accordance with GAAP the financial condition and the results of operations of the Systems or Mid-Atlantic Telecom Plus, LLC, as the case ' may be, as of the dates and for the periods indicated therein. Mid-Atlantic Telecom Plus, LLC is engaged in no material business or activities other than the ownership and operation of the Systems.

          SECTION 3.06. Absence of Certain Changes. Except as disclosed in
 Schedule 3.06, since June 30, 1999, the Systems have been conducted in the ordinary course consistent with past practice and there has not been:

                   (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

                   (b) any action, event occurrence or omission that would have been prohibited under Section 5.01 or 5.02 if those covenants had been in effect at the time.

          SECTION 3.07. No Undisclosed Material Liabilities. There are no liabilities relating to the Systems, and the Sellers have no liabilities, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the knowledge of the Sellers, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                    (a) liabilities provided for in the Financial Statements or disclosed in the notes thereto;

                   (b) liabilities disclosed on Schedule 3.07; and

                    (c) other undisclosed liabilities which, individually or in the aggregate, are not material to the Systems or to the Sellers.

          SECTION 3.08. Systems Franchises, Systems Licenses, Systems Contracts, Owned Property and Real Property Interests. (a) Except as described in Schedule 3.08(a) or 2.02(f), none of the Sellers is bound or affected by or hold any of the following that relate in whole or in part to the Purchased Assets or the
 Systems: (i) leases of all real property or material personal property including all capital leases; (ii) franchises, and similar authorizations or permits for the construction or operation of cable television systems, or Systems Contracts of substantially equivalent effect; (iii) licenses, authorizations, consents or permits of the FCC, (iv) material licenses, authorizations, consents or permits of any other Governmental Authority (including each Environmental Permit); (v) material crossing agreements, easements and rights of way; (vi) pole line or joint line agreements or underground conduit agreements; (vii) Private Cable Service Agreements or other bulk service or access agreements under which service is provided to commercial locations; (viii) any System specific programming agreements or signal supply agreements; (ix) any agreement with the FCC or any other Governmental Authority relating to the operation or construction of the Systems that are not fully reflected in the Systems Franchises, or any agreements with community groups or similar third parties restricting or limiting the types of programming that may be shown on any of the Systems; (x) any partnership, joint venture or other similar agreement or arrangement; (xi) any agreement that limits, other than by virtue of the express terms of the Private Cable Service Agreements listed on
 Schedule 3.12 which limit service in any building served pursuant to such agreement, the freedom of the Systems to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Buyer after the Closing Date; (xii) any Systems Contract relating to the use of the Purchased Assets to provide, or the provision by the Systems of, telephone or high speed data services; (xiii) any must-carry elections or retransmission consents relating to the Systems or the Purchased Assets; (xiv) any advertising interconnect agreements; (xv) any agreement with any employee of the Systems, or (xvi) any Systems Contract other than those described in any other clause of this Section 3.08(a) which either (A) will remain effective for more than one year after the Closing Date or (B) individually provides for payments by or to any Seller exceeding $25,000 over the term of the Systems Contract or (C) which is otherwise material to the Systems.

          (b) The Sellers have provided to the Buyer true and complete copies of each of the Material Contracts (other than those which are Excluded Assets and subscription agreements with individual residential Subscribers) (together with any notices alleging non-compliance with the requirements thereof). Except as described in Schedule 3.08(b): (i) the Sellers are in compliance in all material respects with each of the Material Contracts; (ii) the Sellers have fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their material obligations under each of the Material Contracts-, (iii) there has not occurred any material default by any Seller and, to the knowledge of any of the Sellers, there has not occurred any material default (without regard to lapse of time or the giving of notice, or both) by any other Person, under any of the Material Contracts; (iv) the Material Contracts are valid and binding agreements and are in full force and effect and have not been revoked, canceled, encumbered or adversely affected in any manner; and (v) no buildings are served by any System other than pursuant to a written contract.

          (c) Schedule 3.08(c) lists the date on which each Systems Franchise and each Private Cable Service Agreement will expire. There is no application relating to any Systems Franchise or Systems License pending before any Governmental Authority that is material to any of such Systems. None of the Sellers has received, nor has any of them received notice that any of them will receive, from any Governmental Authority a preliminary assessment that a Systems Franchise should not be renewed as provided in Section 626(c)(1) of the Communications Act. Neither any Seller nor any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of a Systems Franchise as provided in Section 626(c)(1) of the Communications Act. The Sellers have timely filed notices of renewal in accordance with the Communications Act with all Governmental Authorities with respect to each Systems Franchise expiring within 36 months of the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act. Except as disclosed in Schedule 3.08(c), to the knowledge of any of the Sellers, there exist no facts or circumstances that make it likely that any Systems ' Franchise or Private Cable Service Agreement will not be renewed or extended on commercially reasonable terms. As of the date hereof, no Governmental

 Authority has commenced, or given notice that it intends to commence, a proceeding to revoke or suspend a Systems Franchise.

           (d) Schedule 3.12 hereto sets out each System of each Seller, each Systems Franchise of each such System and a description of each Private Cable Service Agreement of each such System distinguishing whether such agreement is inside or outside a Franchise Area.

           (e) Except as set forth on Schedule 3.08(e), there are no agreements, arrangements or understandings pursuant to which any of the Systems or any of the property or assets used or held for use in the operation of the Systems are managed by any Person and no agreements, arrangements or understandings pursuant to which any Seller manages any of the property or assets of any other Person. All of the agreements, arrangements or understandings listed on
 Schedule 3.08(e) shall have terminated prior to the Closing.

           SECTION 3.09. Litigation. Except as set forth in Schedule 3.09, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of any Seller, threatened against or affecting, the Sellers, Maryland LLC, the Systems or any other Purchased Asset or otherwise challenging the transactions contemplated by this Agreement before any court or arbitrator or any governmental body, agency or official.

          SECTION 3.10. Compliance with Legal Requirements. (a)Except as set forth in Schedule 3. 1 0(a), the operation of the Systems do not and have not violated or infringed in any material respect any Legal Requirement. The Sellers and the Systems are maintaining and operating the Systems in compliance in all material respects with all applicable federal, state, and local laws, ordinances, codes and regulations. None of the Sellers have received notice of any violation by any of them or the Systems of any material Legal Requirement applicable to the operation of the Systems, as currently conducted.

          (b) Except asset forth in Schedule 3.10(b) and subject to such exceptions as would not individually or in the aggregate have a Material Adverse Effect, with respect to the Systems, the Sellers are and have been in compliance with the Communications Act and the Cable Act, including requirements of those Acts specifically referred to herein; there have been submitted to the FCC all required filings, including cable television registration statements, annual reports and aeronautical frequency usage notices, to utilize all frequencies currently used in the frequency bands 108-137 and 225-400 MEHZ in the manner currently used that are required under the rules and regulations of the FCC; the operation of the Systems has been and is in compliance with the rules and regulations of the FCC, and none of the Sellers have received notice from the FCC of any violation of its rules and regulations with respect to the Systems; the Sellers are and since 1991 have been with respect to the Systems certified as in compliance with the FCC's equal employment opportunity ("EEO") rules and have received no written notices with respect to non-compliance with EEO rules; the Systems are in compliance with all signal leakage, proof-of-performance and technical criteria prescribed by the FCC; the Sellers have filed all FCC Forms 320 for the Systems for the last two reporting periods; the Systems are in compliance with all applicable grounding requirements applicable to the Sellers; and all such Forms 320 show "passing" or "satisfactory" signal leakage scores; for each semi-annual reporting period since 1996-1, the Sellers have filed with the United States Copyright Office all required Statements of Account in proper form, and have paid when due all required copyright royalty fee payments, relating to the Systems' carriage of television and radio broadcast signals; and the Sellers are otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office. The Sellers have provided to the Buyer true and complete copies of all reports and filings for the past year and with regard to cable copyright filings for the past three years, made or filed pursuant to FCC and Copyright Office rules and regulations by the Sellers with respect to the Systems and will provide to the Buyer, upon the Buyer's request, all other past reports and filings made or filed pursuant to FCC rules and regulations by the Sellers with respect to the Systems within the past five (5) years. The Sellers hold all material licenses, registrations or permits from the FCC for business radio, satellite earth receiving facilities and CARS or private operational fixed service microwave facilities, that are necessary or appropriate to carry on the business of the Systems as currently conducted.

          (c) Subject to such exceptions as would not individually or in the aggregate have a Material Adverse Effect: (i) The Systems have provided all required Subscriber privacy notices to new Subscribers at the time of installation and to all Subscribers on an annual basis, and the Systems have taken -commercially reasonable steps to prevent unauthorized access to personally identifiable information, (ii) the Systems have provided all customer notices required by the Cable Act, including customer service, notices of availability of basic service, and equipment compatibility and (iii) all notifications to the FAA have been made with respect to the antenna structures which are being used in connection with the operation of the Systems, each System holds all necessary FAA authorizations to operate such structures and all such structures that require registration with the FCC have been so registered by the Sellers. None of the Sellers have received any request for commercial leased access with respect to the Systems within the past 120 days, except for those requests set forth in Schedule 3. 1 0(c). There are no complaints or other proceedings instituted before the FCC concerning commercial leased access, program access, or any other aspect of the Systems' operations.

           (d) Except set forth in Schedule 3.10(d) and subject to such exceptions as would not individually or in the aggregate have a Material Adverse Effect, with respect to the Systems, the Sellers are in compliance with the must carry and retransmission consent provisions of the Cable Act, including, (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable,
 (ii) to the extent now required, duly and timely notifying non-commercial educational stations of the location of the cable system's principal head-end,
 (iii) duly and timely notifying Subscribers of the channel alignment on the Systems, (iv) duly and timely notifying "local commercial and noncommercial television stations" of the broadcast signals carried on the Systems and their channel positions, if applicable, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after December 31, 1996, on the Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations," (vii) complying with applicable channel placement obligations, and (viii) obtaining retransmission consent for all commercial broadcast signals carried on the Systems after December 31, 1996, except for the signals carried pursuant to a must carry election. No oral or written notices have been received from the FCC, the United States Copyright Office, any local or other television station or system or from any other person or entity, station or Governmental Authority claiming to have a right of objection challenging or questioning the right of the Sellers or the Systems to carry or furnish, or not to carry or furnish, any of the signals or any other station or service to any Subscriber. None of the Sellers have received with respect to any of the Systems any notification of any petition or submission that is currently pending before the FCC to modify any television market or for a waiver of any rules or regulations of the FCC as they apply to such System. The Sellers have complied with all written requests any of them have received for network nonduplication, syndicated exclusivity, and sports blackout protection which are applicable to the Systems.

           (e) Except as provided in Schedule 3.10(e), the Sellers have established and charged rates that are allowable under the Cable Act. The Sellers have provided to the Buyer true and complete copies of all rate Forms (and any associated Forms 1200, any successive Forms 1210, and Forms 1205 for 1997, 1998 and 1999) that have been prepared with respect to the Systems, copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to Subscribers of the Systems, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by any of the Sellers with respect to the Systems. Schedule

 3. 1 O(e) sets forth a list of (i) all pending complaints with respect to any rates which have been filed with the FCC for the Systems, (ii) those franchising authorities that have been certified upon filing FCC Form 328 or have filed FCC Form 328 with the FCC for certification to regulate any of the Systems' rates and (111) any pending appeals of rate orders issued by any Governmental Authority. Except as set forth in Schedule 3. 1 O(e), each System is operating pursuant to a valid franchise or similar authorization or permit issued by the appropriate Governmental Authority in every market in which such System is supplying cable television service.

           (f) Except as provided in Schedule 3.10(f), the Sellers have complied in all material respects with any customer service standards applicable to it with respect to the Systems. None of the Sellers has received written notice with respect to the Systems from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and none of the Sellers has agreed with any Governmental Authority to establish customer service standards in respect of the Systems that exceed the FCC standards promulgated pursuant to the Cable Act.

          SECTION 3.11. [Intentionally Blank].

           SECTION 3.12. Systems Information. Schedule 3.12 sets forth a true and complete description in all material respects of the following information:

           (a) as of July 31, 1999, for each of the Systems, the approximate number of miles (underground and aerial) of plant of Systems in Franchise Areas, and the technical capacity of the plant of each System expressed in N1HZ, included in each case in the Purchased Assets;

           (b) as of July 31, 1999, for each of the Systems, the number of Basic Subscribers served;

           (c) as of July 31, 1999, the approximate number of Homes Passed by each of the Systems as reflected in the Sellers' records for such date;

           (d) as of July 31, 1999, a description of basic and optional or tier services available from each of the Systems, the rates charged by the Sellers for each and the number of Subscribers receiving each optional or tier service, each as reflected in the Sellers' billing system records for such date,

           (e) the stations and signals carried by each of the Systems and the channel position of each such signal and station;

            (f) the community identification numbers of the municipalities served by each of the Systems;

           (g) as of July 31, 1999, for each System, the name of each utility company or other entity which has agreed to pole attachments with respect to such System and the number of pole attachments of such System relating to each such utility or other entity;

           (h) as of the date hereof, for each Private Cable Service Agreement
 (i) the contract type (whether bulk service or access only), (ii) the name of the counterparty to such agreement, (iii) the address of such counterparty,
 (iv) the name of the building, planned unit development or complex which is the subject of the agreement, (v) the address of such building, planned unit development or complex, (vi) the expiration date of the agreement, (vii) the number of individual units in such building, planned unit development or complex, (viii) the rates charged to units in such building, planned unit development or complex whether specified in the agreement or otherwise, (ix) the municipality in which that building, planned unit development or complex is located, (x) the location of the head-end providing signal delivery to such building, planned unit development or complex (if other than in such building, planned unit development or complex) and (xi) the method of signal provision to such building, planned unit development or complex;

           (i) as of the date hereof, each System that is provided signals by Direct TV, or any other third party source, specifying the nature of such source and which buildings, planned unit developments or complexes in each System are provided service by such source;

                 the channel capacity of each of the Systems;

           (k) with respect to each commercial establishment (e.g., hotel or motel) served by the Systems that pays a bulk rate for cable television service, (i) the name and address of, and the number of units in, such commercial establishment (ii) a description of the services provided to such establishment; (iii) the rates charged for each such service; (iv) the location of the head-end providing signal delivery to such establishment (if other than in such establishment) and (v) the method of signal provision to such establishment; and

           (1) The Sellers have provided to the Buyer a description of basic and optional tier services available from each of the Systems, the rates charged by the Sellers for each of the stations and signals carried by each of the Systems and the channel position of each such station and signal.

           SECTION 3.13. Purchased Assets. (a) Schedule 3. 13 )(a) correctly describes (including address, type of improvements and use) all Owned Property, all Leased Property and all material other Real Property Interests, any title insurance policies and surveys with respect thereto, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor and the lease term.

           (b) Schedule 3.13(b) correctly describes all material personal property included in the Purchased Assets, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor and the lease term.
 Schedule 3.13(b) separately identifies each capital lease included in the Purchased Assets.

           (c) The Sellers have good and marketable, indefeasible, fee simple title to, or in the case of leased real property or personal property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible). No Purchased Asset is, or when delivered to Buyer (either directly or indirectly through the delivery of the Maryland LLC Shares) will be, subject to any Lien, except:

                    (i) Liens disclosed in the Financial Statements;

                    (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established in the Financial Statements); or

                   (iii) Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present or intended use of such Purchased Asset (clauses (i) -,(iii) of this Section 3.13(c) are, collectively, the "Permitted Liens").

           (d) Subject to such exceptions as would not individually or in the aggregate have a Material Adverse Effect and other than such developments or facts which are disclosed to Buyer within the terms of this Agreement or Schedules thereto, there are no developments affecting any of the material Purchased Assets pending or, to the knowledge or the Sellers threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Purchased Assets.

           (e) Subject to such exceptions as would not individually or in the aggregate have a Material Adverse Effect and except as reflected on Schedule 3.13(e), the plants, buildings, structures and equipment included in the Purchased Assets have no defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the franchise and private cable industry as applicable (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.

           (f) The plants, buildings and structures included in the Purchased Assets currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Systems in all material respects as they have heretofore been conducted. None of the structures on the Owned Property or the Real Property Interests encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any other real property in each case to the extent such encroachment is or may be material.

           (g) To the knowledge of the Sellers, the Owned Property and the Real Property Interests, and their continued use, occupancy and operation as currently used, occupied and operated, does not in any material respect constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

           SECTION 3.14. Sufficiency of and Title to the Purchased Assets. (a) Except for the Excluded Assets, the Purchased Assets constitute all of the property and assets of the Sellers and their Affiliates used or held for use in the operation of the Systems and the right, title and interest in the Purchased Assets that will be conveyed to Buyer (or held by Maryland LLC) at Closing will be adequate and suitable to conduct the operation of the Systems as currently conducted. The Sellers own all of the property and assets used or held for use in the operation of the Systems directly and not through any partnership, limited partnership, limited liability company, corporation or other entity. None of the Excluded Assets at the Largo Operations Center are required to operate the Systems or any of the Purchased Assets.

           (b) Except as shown on Schedule 3.14(b), none of the assets that may be retained by a Seller pursuant to Section 2.05(b) as a result of the non-transfer of a Required Private Agreement are used or held for use in connection with any other portion of the Systems.

           (c) Except as disclosed in Schedule 3.14(c), none of the Purchased Assets are used by any Affiliate of any Seller other than the Sellers and after

 Closing none of the Purchased Assets will be the subject of any obligations or restrictions of any kind with respect to the wireline telephony business of OnePoint Communications, LLC (f/k/a VIC-RMTS Holdco, LLQ or any of its Affiliates (collectively, "RMTS") or the business of any other person or entity. RMTS has no interest of any kind in or other rights over or title to any of the property or assets used or held for use in the operation of the Systems that are not Excluded Assets.

           (d) The Delaire Condominium Purchase and Sale Contract has been consummated in accordance with its terms and all right, title and interest in, to and under the subscribers and assets transferred to any Sellers thereunder, including, without limitation, the Delaire Access Agreement, will be conveyed to the Buyer at the Closing. The assets so conveyed are adequate and suitable to enable the Buyer to provide service to each Delaire Condominium Subscriber as currently provided.

          SECTION 3.15. Intellectual Property. (a) Schedule 3.15 contains a list of all Systems Intellectual Property Rights, specifying as to each, as applicable: (i) the nature of such Systems Intellectual Property Right, (ii) the owner of such Systems Intellectual Property Right, (iii) the jurisdictions by or in which such Systems Intellectual Property Right (A) is recognized (without regard to registration) or (B) has been issued or registered or in which an application for such issuance or registration has been filed, (iv) the registration or application numbers and (v) the termination or expiration dates.

           (b) Schedule 3.15 sets forth a list of all licenses, sublicenses and other agreements as to which any Seller or any Affiliate of any Seller is a party and pursuant to which any Person is authorized to use any Systems Intellectual Property Right, including (i) the identity of all parties thereto,
 (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof

           (c) (i) Since June 30, 1996, none of the Sellers have been a defendant in any action, suit, investigation or proceeding relating to, or otherwise have been notified of, any alleged claim of infringement of an Intellectual Property Right, and none of the Sellers have knowledge of any other such infringement by any of them, and (ii) none of the Sellers have outstanding any claim or suit for, nor any knowledge of, any continuing infringement by any other Person of any Systems Intellectual Property Rights.

          (d) Since May 30, 1999, none of the Systems has operated under or used the name "OnePoint" or any derivation thereof. Before such date, Telcom Plus also operated under or used the name "OnePoint Communications". Since May

 30, 1999, Telcom Plus has also operated under or used the name "Mid-Atlantic Communications".

           SECTION 3.16. Insurance Coverage. The Sellers have furnished to the Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Purchased Assets, the business and operation of the Systems and its officers and employees. There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Sellers have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the operation of the Systems. None of the Sellers know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.16, after the Closing the Sellers shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

          SECTION 3.17. Inventories. On the Closing Date the Purchased Assets will include inventory that (i) will consist of items of a quality usable or saleable in the normal course of business consistent with past practices and
 (ii) will be in quantities sufficient for the normal operation of the Systems in accordance with past practice.

          SECTION 3.18. Receivables. All of the accounts receivable that are included in the Purchased Assets will have arisen from bona fide transactions in the ordinary course of business of the Systems consistent with past practice.

          SECTION 3.19. Finders' Fees. Except for Communications Equity Associates, whose fees and expenses will be paid by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          SECTION 3.20. Employees. As of September 30, 1999, Schedule 3.20 sets forth a true and complete list of (a) the names, titles, wage rates or annual salaries, and other compensation of all persons employed in the operation of the Systems and (b) the geographical area in which such employees are employed.

          SECTION 3.21. Environmental Compliance. (a) Except as disclosed on
          Schedule 3.21:

                    (i) in connection with or relating to the Purchased Assets, the Systems, the Owned Property or the Real Property Interests, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of any Seller, threatened by any governmental entity or other Person with respect to any matters relating to the Purchased Assets, the Systems, the Owned Property or the Real Property Interests and relating to or arising out of any Environmental Law;

                    (ii) there are no liabilities that have arisen in connection with or in any way relating to the Purchased Assets, the Systems, the Owned Property or the Real Property Interests of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and to the knowledge of any Seller, there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability'.

                    (iii) to the knowledge of any Seller, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Owned Property or Real Property Interest or any other Purchased Asset or -any other property now or previously owned, leased or operated by the Sellers;

                    (iv) to the knowledge of any Seller, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Owned Property or Real Property Interest or any other property now or previously owned, leased or operated by the Sellers;

                    (v) to the knowledge of any Seller, no Owned Property or Real Property Interest no property now or previously owned, leased or operated by any Seller nor any property to which Hazardous Substances located on or resulting from the use of any Purchased Asset or the Owned Property or any Real Property Interest or in any way relating to the Systems have been transported nor any property to which the Sellers have, directly or indirectly, been transported or arranged for the transportation of any

          Hazardous Substances is listed or, to the knowledge of any Seller, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; and

                   (vi) to the knowledge of any Seller, in connection with the Purchased Assets, the Systems, the Owned Property and the Real Property Interests, the Sellers are in compliance with all Environmental Laws and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and assuming the related Required Consents have been obtained prior to the Closing Date, are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

          (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which any Seller has knowledge in relation to any Purchased Asset or the Owned Property or the Real Property Interests or any other property or facility now or previously owned or leased by the Sellers which has not been delivered to the Buyer at least ten days prior to the date hereof The consummation of the transactions contemplated by this Agreement will not trigger any obligations of any Seller or the Buyer pursuant to any state environmental transfer act statutes, including those promulgated under the laws of New Jersey and Connecticut.

           (c) For purposes of this Section, the terms "Seller" or "Sellers" shall include any entity which is, in whole or in part, a predecessor of any Seller.

          SECTION 3.22. Year 2000 Compliance. (a) Except as disclosed on
 Schedule 3.22, each item of hardware, software or firmware that is used in connection with the Systems is, or by the earlier of the Closing Date and December 31, 1999 will be, Year 2000 Compliant, with such exceptions (and disregarding insurance or similar coverage) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. "Year 2000 Compliant" means that such hardware, software and firmware shall be able accurately to process (including, without limitation, calculate, compare and sequence) date and time data from, into and between the years 1999 and 2000 and any other years in the 20th and 21st centuries.

          (b) Based on a reasonable inquiry of all material suppliers, customers and service providers of the Systems, except as disclosed on Schedule 3.22, to the knowledge of the Sellers, there is no inability on the part of any such supplier, customer or service provider to timely ensure that its items of hardware, software and firmware are Year 2000 Compliant which inability, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

           SECTION 3.23. Systems Options. Except as disclosed on Schedule 3.23, none of the Systems or any material Purchased Assets are subject to any purchase option, right of first refusal or similar arrangement ("Systems Options").

           SECTION 3.24. Transactions with Affiliates. Except as set forth on
 Schedule 3.24, with respect to the Systems, none of the Sellers is a party to any contract, agreement or any other arrangement of any kind whatsoever with any Affiliate.

          SECTION 3.25. Capitalization of Maryland LLC. TheMaryland LLC Shares constitute 100% of the equity interests in Maryland LLC. The Maryland LLC Shares have been duly authorized, validly issued and fully paid. Except as set forth in this Section, there are outstanding (a) no securities of Maryland LLC convertible into or exchangeable for equity interests of Maryland LLC, and (b) no options or other rights to acquire and no obligation of Maryland LLC to issue any equity interests.

          SECTION 3.26. Ownership of the Maryland LLC Shares. Telcom Plus is the holder of record and the beneficial owner of the Maryland LLC Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell, vote or otherwise dispose of the Maryland LLC Shares) and at the Closing the Sellers will transfer and deliver to the Buyer valid title to the Maryland LLC Shares free and clear of any Lien and any such limitation or restriction.

          SECTION 3.27. Maryland LLC Assets and Liabilities. To the knowledge of the Sellers, Maryland LLC has no assets, no employees and no liabilities of any kind whatsoever, whether accrued, contingent absolute, determined, determinable, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, in each case, other than the Maryland Assets and the Maryland Liabilities transferred to Maryland LLC immediately prior to the Closing. Maryland LLC has engaged in no activities or business other than (1) customary activities in connection with its organization and (ii) the transactions contemplated hereby.

          SECTION 3.28. Bonds. Schedule 3.28 contains a list of all franchise, construction, fidelity, performance or other bonds and copies of all letters of credit posted by the Sellers or their Affiliates in connection with the Systems or the Purchased Assets.

          SECTION 3.29. Cut-off Dates. In each month there is only one Cut-off Date that applies to all of the Systems.

          SECTION 33.30. Representations. To the knowledge of the Sellers, the representations and warranties of the Sellers contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

          SECTION 3.31. Affiliates. None of the Affiliates of any Seller (apart from its own management) participates in the management of any Seller.

          SECTION 3.32. DirecTV Agreement. Schedule 3.32 lists (i) each building which is the subject of any marketing, signal provision or other obligation of any Seller or any System under the DirecTV Agreement and (ii) each building which pursuant to the DirecTV Agreement is being provided with DirecTV signal at the date of this Agreement.



                                          ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date that:

          SECTION 4.01. Corporate Existence and Power. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

          SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of the Buyer.

          SECTION 4.03. Noncontravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of



 (NY) 05726/097/AGT!rnid.aL&ps.agLcoaonn.wpd
 incorporation or bylaws of the Buyer, (ii) assuming receipt of all consents and the taking of all other actions under the Systems Licenses and the Systems Franchises, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or require any action by or filing with any Governmental Authority other than compliance with any applicable requirements of the HSR Act or (iii) constitute a default under any agreement or contract binding on the Buyer or any of its Affiliates.

          SECTION 4.04. Financing. The Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Estimated Purchase Price and any other amounts to be paid by it hereunder.

          SECTION 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Buyer threatened against or affecting, the Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially- delay the transactions contemplated by this Agreement.

          SECTION 4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission from the Sellers or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.




                                          ARTICLE 5
                                     COVENANTS OF SELLER

          The Sellers jointly and severally agree that:

          SEC'noN5.01. Conduct of the Business. From the date hereof until the Closing Date, the Sellers shall (i) operate the Systems in the ordinary course consistent with past practice (including completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and continuing work on existing construction projects and including subscriber acquisition and retention); (ii) use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of the employees presently employed in the operation of the Systems; (iii) continue normal marketing, advertising and promotional expenditures with respect to the Systems; and (1v) make capital expenditures consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on
 Schedule 5.01, none of the Sellers will, without the consent of the Buyer, not to be unreasonably withheld:

                    (a) modify, terminate, renew, suspend or abrogate any contract which, if entered into prior to Closing, would be a Material Contract (except as contemplated in Section 5.06) or enter into any such contract;

                    (b) enter into any transaction or take any action that would result in any of its representations and warranties in this Agreement or in any of the documents required to be delivered by this Agreement (without any qualification as to materiality or Material Adverse Effect) not being true and correct in all material respects when made or at Closing (unless and to the extent that any such representation or warranty speaks specifically as of an earlier date, in which case, at such earlier date),-

                    (c) - engage in any marketing, Subscriber installation or collection practices other than in the ordinary course of business and consistent with past practice;

                    (d) change the rate charged for any level of cable television service including, without limitation, any level of basic, tiered or pay cable television service, or retire its channels-,

                    (e) add or delete any channels from any System, or change the channel lineup in any System or commit to do so in the future;

                    (f) enter into or amend any contact or commitment of any kind (including any renewal of any existing contract) relating to the Systems which would be binding on the Buyer after Closing and which relates to the use of the Purchased Assets to provide, or the provision by the Systems of, telephone or high speed data services;

                    (g) add a television broadcast signal which would qualify as a distant signal under Section III of the Copyright Act and the rules, regulations, and policies of the United States Copyright Office if carried on (i) a System; or (ii) any cable television system operated by the Buyer which is contiguous to a System;

                    (h) other than sticking or stay bonuses paid by Sellers prior to or at the Closing, grant or agree to grant to any employee of the Systems any increase in (i) wages or bonuses except in the ordinary course of business, or (ii) any severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits;

                    (i) enter into any contract with any current or prospective employee of the Systems;

                    (j) enter into any contract or commitment which would require capital expenditure to be made in respect of the Systems at any time after the Closing;

                    (k) sell, assign, license, transfer or otherwise dispose of any personal property that would be included in the Purchased Assets if owned at Closing except for (i) the disposition of obsolete or worn-out equipment, or (ii) dispositions of equipment replaced with equipment of at least equal value;

                    (1) mortgage, pledge or subject to any material Lien that would survive the Closing any of its Purchased Assets or the Systems other than Permitted Liens;

                  (m) except as disclosed in writing to the Buyer prior to the date hereof, make any cost-of-service or hardship election under the Rules and Regulations adopted under the Cable Television Consumer Protection and Competition Act of 1992; or

                   (n) agree or commit to do any of the foregoing;

          provided that in the case of (a), (b), (d) and (e) above, such action will be permitted to the extent it is (i) in the ordinary course of business,
 (ii) consistent with the past practice of the Systems, (iii) would not reasonably be expected to adversely affect the Systems or any of the Purchased Assets and (iv) in the case of (d) and (e), related only to Private Cable Agreements in areas where there is no Systems Franchise. Immediately prior to Closing, Sellers shall be permitted to update the Schedules hereto to reflect any actions permitted under the proviso to the preceding sentence.

          Without prejudice to any other remedy that the Buyer may have in respect of any breach of this Agreement in the event that any Seller takes any action specified in Section 5.010) without the consent of the Buyer, the parties agree that the Buyer shall in its absolute discretion be entitled to treat the relevant contract or commitment made in contravention of Section 5.010) and any contracts or other assets related thereto as Excluded Assets, and any liability or obligation in respect of any such contract, commitment or asset as an Excluded Liability in which event, any Subscriber or revenue under any such contract shall not be counted in determining Relevant Subscribers or Revenue for any purpose.

          SECTION 5.02. Affirmative Covenants. Between the date of this Agreement and the Closing, each of the Sellers will, with respect to each of the Systems and each of the Purchased Assets:

                   (a) perform all of its obligations under all of the Systems Franchises, Systems Licenses and Systems Contracts without material breach or default and in compliance with all material Legal Requirements;

                   (b) maintain or cause to be maintained (i) the Purchased Assets in good condition and repair, ordinary wear and tear excepted, and (ii) in full force and effect all existing policies of insurance with respect to the Purchased Assets and the operation of the Systems, in such amounts and with respect to such risks as are customarily maintained by operators of cable television systems of the size and in the geographic location of the Systems; -

                   (c) maintain or cause to be maintained its books, records and accounts with respect to the Purchased Assets and the operation of the Systems in the usual, regular and ordinary manner on a basis consistent with past practices;

                   (d) (i) give or cause to be given to the Buyer, and its counsel, accountants and other representatives, reasonable access during normal business hours to the Systems, the Owned Property, the Leased Property, the Purchased Assets, its Books and Records (to the extent relating to the Purchased Assets or the Systems) and the Systems' personnel; (ii) furnish or cause to be furnished to the Buyer and such representatives all such additional documents, financial information and other information as the other from time to time reasonably may request; and (iii) instruct its employees and agents to cooperate with the Buyer in its investigation; provided that no investigation will affect or limit the scope of any of the representations and warranties;

                   (e) within 10 Business Days after provision by the Buyer of all necessary documentation required from it to allow the Sellers to file FCC Forms 394 with respect to the Systems Franchises, file all such FCC Forms 394 and in any event, use its commercially reasonable efforts to obtain in writing as promptly as possible the Required Consents and any other consents, required for the transfer of any Purchased Asset and any other authorization or approval required to be obtained by the Sellers in connection with the transactions contemplated hereunder (and will deliver to the Buyer copies of any such Required Consents, authorizations or approvals as it obtains, in each case in form and substance reasonably satisfactory to the Buyer; provided, however, that the Sellers will afford the Buyer the opportunity to review and approve the form of any Required Consent prior to delivery to the party whose consent is sought and the Sellers will not accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of the Systems Franchises, Systems Licenses, Systems Contracts or Real Property Interests of the Systems that are not approved in writing by the Buyer. The Sellers agree, upon reasonable prior notice, to allow representatives of the Buyer to attend meetings and hearings before applicable Governmental Authorities in connection with the transfer of any Systems License or Systems Franchise;

                    (f) give or cause to be given to the Buyer, and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220 and 1240 or any other FCC Forms required under the regulations of the FCC promulgated under the Cable Act that are prepared with respect to the Systems; and before such Forms are filed, the parties will consult in good faith concerning the contents of such forms;

                    (g) give, or cause to be given to the Buyer, and its counsel, (i) a copy of all copyright returns to be filed by any Seller in connection with the Systems at least 10 days prior to filing such copyright returns (and consult with the Buyer in relation thereto) and
          (ii) a copy of all notifications received with respect to Subscriber complaints;

                    (h) give, or cause to be given to the Buyer, and its counsel all correspondence from television broadcast stations with respect to must carry and retransmission consents or obligations and consult in advance with the Buyer or cause the Buyer to be consulted in advance in respect of all correspondence to television broadcast stations with respect to such consents or obligations;

                    (i) maintain inventory sufficient for the operation of the Systems in the ordinary course of business for a period of at least 30 days;

                    (j) promptly notify the Buyer of any circumstance, event or action (i) which, if known at the date of this Agreement would have been required to be disclosed in or pursuant to this Agreement, or
          (ii) the
          existence, occurrence or taking of which would result in any of its representations or warranties in this Agreement (without any qualification as to materiality or Material Adverse Effect) not being true and correct in all material respects when made or at Closing (unless and to the extent that any such representation or warranty speaks specifically as of an earlier date, in which case, at such earlier date), and, with respect to clause (ii), use its commercially reasonable efforts to remedy the same;

                    (k) renew or extend the Program Affiliation Agreement with Home Team Sports Limited Partnership dated April 1, 1997 on such terms that (i) the Systems shall continue to be entitled to provide the Home Team Sports Channel to their Subscribers for the period between December 31, 1999 (the current expiration of such agreement) and the Closing Date, (ii) the agreement will, effective as of the Closing Date, cease and terminate without any further liability or obligation on the part of any party thereto and (iii) are otherwise reasonably acceptable to Buyer;

                    (1) (i) use commercially reasonable efforts to ensure that on or prior to the Closing Date, the Southern Management Litigation will have been resolved by a binding settlement between the parties thereto (on terms reasonably satisfactory to the Buyer) or a nonappealable, final order of a court of competent jurisdiction which
          (A) terminates any and all claims of both parties thereto against each other, (B) allows for the provision of services by Telcom Plus, its assigns and successors to the Southern Management Buildings pursuant to the terms and conditions of the Southern Management Agreement, and
          (C) enjoins Southern Management from removing Telcom Plus' rooftop facilities from the Middletowne apartments serviced pursuant to the Southern Management Agreement, (ii) take such actions as are necessary so that on the Closing Date, Sellers will not be in breach of any agreements existing between Southern Management and Telcom Plus as of such date and (iii) use commercially reasonable efforts to obtain consent of RMTS and Southern Management to assign all rights and liabilities under the Southern Management Agreement with respect to the provision of cable service, to Buyer, and with respect to the provision of telephony service, to RMTS and to enter into such arrangements conditional upon the Closing and otherwise on terms and conditions reasonably satisfactory to the Buyer, and

                  (m) use commercially reasonable efforts to obtain consents for
          (i) the existing installation by the Systems of antennas, transmitters, pole mounts, microwave facilities, satellites and any other similar equipment on the rooftops of the Roof Rights Buildings and (ii) the operation of such equipment for the purpose of providing cable television service, telecommunication service or any services related thereto to Subscribers of the Systems, such consents to be on terms and conditions reasonably satisfactory to Buyer.

           SECTION 5.03. Certain Notices. The Sellers will cause to be timely filed a request for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to cable franchises that will expire within 36 months after any date between the date of this Agreement and the Closing Date.

          SECTION 5.04. Subscriber Billing Services. The Sellers will provide to the Buyer, upon written request received by the Sellers no later than the date the Buyer reasonably believes is 30 days prior to Closing, Subscriber billing services in connection with the Systems for a period of up to 180 days following Closing to allow for conversion of existing or replacement billing arrangements ("Transitional Billing Services"). All Transitional Billing Services will be provided at the Buyer's expense on terms and conditions reasonably satisfactory to both parties and at the actual out-of-pocket cost to the Sellers.

          SECTION 5.05. Cooperation as to Rates. (a) If at any time prior to Closing, any Governmental Authority commences a Rate Regulatory Matter (as defined below) with respect to the Systems, the Sellers will (i) promptly notify the Buyer, and (ii) keep the Buyer informed as to the progress of any such proceeding. Without the prior consent of the Buyer, which consent shall not be unreasonably withheld, the Sellers will not settle any such Rate Regulatory Matter, either before or after Closing, if (a) the Buyer would have any obligation under such settlement, or (b) such settlement would reduce the rates permitted to be charged by the Buyer after Closing below the rates set forth on Schedule 3.12, as applicable. Notwithstanding anything to the contrary herein, after Closing the Buyer will have the right at its own expense, to assume control of the defense of any pending Rate Regulatory Matter.

          (b) For purposes hereof, "Rate Regulatory Matter" means any proceeding or investigation with respect to the Systems arising out of or related to the Cable Act dealing with, limiting or affecting the rates which can be charged by the Systems for programming, equipment, installation, service or otherwise.

          SECTION 5.06. Franchise Expirations. Prior to Closing, the Sellers will use commercially reasonable efforts to obtain renewals or valid extensions of Systems Franchises in the ordinary course of business, such renewals or extensions to be on terms reasonably satisfactory to the Buyer. The Sellers will not agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises that are not acceptable to the Buyer. The Sellers agree, upon reasonable prior notice, to allow representatives of the Buyer to attend meetings and hearings before applicable Governmental Authorities in connection with the renewal or extension of any Systems License or Systems Franchise.

           SECTION 5.07. Distant Broadcast Signals. If Closing shall occur on or after December 31, 1999, unless otherwise restricted or prohibited by any Governmental Authority or applicable Legal Requirement, each Seller will delete prior to midnight on December 31, 1999 or if Closing is on December 31, 1999, prior to Closing, any distant broadcast signals set out in Schedule 5.07 and, if requested by the Buyer, any other distant broadcast signals which Buyer determines will result in unacceptable liability on the part of the Buyer for copyright payments with respect to continued carriage of such signals after such date.

          SECTION 5.08. Confidentiality. After the Closing, the Sellers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors,- employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Systems, except to the extent that such information can be shown to have been (i) in the public domain through no fault of any Seller or any of their Affiliates or (ii) later lawfully acquired by the Sellers from sources other than those related to their prior ownership of the Systems. The obligation of the Sellers to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

          SECTION 5.09. Notices of Certain Events. The Sellers shall promptly notify the Buyer of

                    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                    (c) the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of it or any Seller, threatened proceeding for the taking thereof or any pan thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

          SECTION 5.10. RMTS. If the Buyer terminates this Agreement pursuant to
 Section 12.01 (c), then without prejudice to any other right of the Buyer under this Agreement or any other remedy available to the Buyer, the Sellers shall within 2 Business Days of such termination pay to the Buyer in immediately available funds by wire transfer the amount of $1,500,000 to an account designated by the Buyer. In addition, if Closing does not occur as a result of any action taken by or omission of RMTS (including the failure to give any consent or authorization or to sign any necessary documentation necessary for the consummation of the transaction contemplated hereby), then: (a) the Sellers jointly and severally agree to reimburse the Buyer for the Buyer's out-of-pocket expenses incurred in connection with the transactions contemplated hereby including the preparation and negotiation of the letter of intent between the parties dated August 5, 1999 and this Agreement and in conducting its due diligence exercise; and (b) in the event RMTS or any other person or entity directly or indirectly acquires any or all of the Systems within 18 months of the date hereof (in any form of transaction), then the Sellers jointly and severally agree to pay the Buyer an amount in cash with respect to each System acquired equal to: (i) (A) the purchase price paid in such acquisition (including any consideration received by any of the Sellers (or any of their affiliates, partners, officers or employees) in any other transactions which relate to or are on account of the acquisition and including any debt assumed in such acquisition), less (B) the portion of the Purchase Price that the Buyer would have paid for such System under this Agreement if this Agreement had been consummated in accordance with its terms (assuming for these purposes that the proportion of the Purchase Price attributable to such System was equal to the proportion of the Closing Basic Subscriber Number for all of the Systems that would have been attributable to such acquired System) multiplied by (ii) I minus the percentage ownership of all other owners in the entity selling the System as of the date of such acquisition.

           SECTION 5.11. Non-competition Agreement. Sellers will cause each of the parties to the Non-Competition Agreement other than the Buyer to execute and deliver to the Buyer at the Closing the Non-Competition Agreement.

           SECTION 5.12. Risk of Loss; Condemnation. (a) The Sellers will bear the risk of any loss or damage to the Purchased Assets at all times prior to the Closing. If the Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding any such loss or damage that has not been repaired prior to the Closing, and does so, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by the

 Sellers to the Buyer, or the rights to such proceeds will be assigned by the Sellers to the Buyer if not yet paid over to the Sellers.

          (b) If, prior to the Closing, all or any part of or interest in the Purchased Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs a Seller or the Buyer that it intends to condemn all or any part of or interest in the Purchased Assets and such taking is so substantial as to prevent normal operation of any material portion of any of the Systems (such event being called, in either case, a "Taking"), then the Buyer may terminate this Agreement. If the Buyer does not elect to terminate this Agreement, then (i) the Buyer will have the sole right, in the name of the Sellers, if the Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (ii) the Sellers will be relieved of their obligation to convey to the Buyer the Purchased Assets or interests that are the subject of the Taking, (iii) at the Closing, the Sellers will assign to the Buyer all of their rights to all damages payable with respect to such Taking and will pay to the Buyer all damages previously paid to the Sellers with respect to the Taking and
 (iv) following the Closing, the Sellers will give the Buyer such further assurances of such rights and assignment with respect to the Taking as the Buyer may from time to time reasonably request.

          SECTION 5.13. Delivery of Financial Information. The Sellers shall deliver to the Buyer within 45 days after the end of each month ending between the date of this Agreement and the Closing Date a statement of revenue relating to the Systems for the month previously ended and such other financial information relating to the Systems as the Buyer may reasonably request. The revenue statements delivered by the Sellers to the Buyer pursuant to this Section shall be in accordance with the books and records of the Systems and shall present fairly in all material respects the revenue of the Systems for the year-to-date periods then ended. Promptly after the preparation thereof, the Sellers shall deliver to the Buyer copies of any other financial statements, Subscriber counts, management reports and other operational data regularly prepared by any Seller for internal use.

          SECTION 5.14. Use of Sellers' Names and Logos. For a period of six months after the Closing, the Buyer shall be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the Sellers that are not to be acquired by the Buyer pursuant to this Agreement (including the Excluded Names) to the extent incorporated in or on the Purchased Assets transferred to the Buyer at the Closing, provided that the Buyer shall exercise reasonable efforts to remove all such names, marks, logos and similar proprietary rights from such Purchased Assets as soon as reasonably practicable following Closing. Notwithstanding the foregoing, the Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion, to the extent that such removal or discontinuation is impracticable for the Buyers.

          SECTION 5.15. Capital Leases. On or prior to Closing, the Sellers shall pay the remaining balance of any capital lease, if any, for any Purchased Asset and deliver the title to such Purchased Asset free and clear of all Liens under any such lease to the Buyer at the Closing.

          SECTION 5.16. Access. Buyer shall, for a period of seven years from the Closing Date, have access to, and the right to copy, at its expense, for bonafide business purposes and during usual business hours upon reasonable prior notice to the Sellers, all books and records of the Sellers and their Affiliates relating to the Sellers, the Purchased Assets or the operation of the Systems prior to the Closing. The Sellers and their Affiliates shall retain and preserve, and cause to be retained and preserved, all such books and records for such seven year period; provided that they may destroy any such books and records if they notify the Buyer of their intention to do so and offer the Buyer an opportunity to take any such books and records that they intend to destroy.

          SECTION 5.17. Proceeds Sharing Arrangements, One-off Fees Etc. To the extent the execution of this Agreement or the transfer of any of the Purchased Assets gives rise to an obligation on the part of the Systems or any Seller to make a payment to any Person, then such obligation, including, without limitation, any such obligation in any of the contracts listed on Schedule 3.08(a)(x), shall be the responsibility of the Sellers and shall be discharged by the Sellers prior to the Closing. Any commitment entered into by any Seller at any time prior to Closing to make any one-time marketing fee, door fee, access fee or other similar payment shall be for the account of and paid by the Sellers.

          SECTION 5.18. FCC Applications. The Sellers shall fully cooperate in filing applications for the consent to assignment of the FCC licenses and the pending licenses disclosed in Schedule 3,08(a)(iii) to the Buyer or its designee. At the Buyer's request the Sellers shall cooperate with the Buyer in the preparation of applications by the Buyer to obtain the FCC licenses necessary to operate the facilities for which applications have been filed by the Sellers (the "Pending Licenses") and which are designated in Schedule 3.08(a)(iii). Such cooperation shall include, but shall not be limited to, prior to Closing (i) withdrawal of Sellers' applications for the Pending Licenses and (ii) notification to Sellers' frequency coordinator that Sellers intend to withdraw the applications for the Pending Licenses and that such coordinator shall substitute the Buyer in the coordination study as the designated applicant for the Pending Licenses. The timing of any such withdrawal of Sellers' pending applications shall be at the Buyer's election.



                                          ARTICLE 6
                                     COVENANTS OF BUYER

          The Buyer agrees that:

          SECTION 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Systems furnished to the Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Buyer, (ii) in the public domain through no fault of the Buyer or (iii) later lawfully acquired by the Buyer from sources other than any Seller; provided that the Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders or other Persons in connection with obtaining financing so long as such Persons are informed by the Buyer of the confidential nature of such information and are directed by the Buyer to treat such information confidentially. The obligation of the Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Sellers, upon request, all documents and other materials, and all copies thereof, obtained by the Buyer or its Affiliates or on their behalf from the Sellers in connection with this Agreement that are subject to such confidence.

          SECTION 6.02. Non-Solicitation of Employees. From the date hereof until one year from the date hereof or, if later, the date upon which this Agreement is terminated in accordance with its terms, the Buyer will not employ or actively solicit for employment (including as an independent contractor) any person who is on the date of this Agreement an employee of any Seller and who is not within 30 days after Closing a Transferred Employee; provided that the Buyer may employ or actively solicit any such employee (i) whose employment is terminated by such Seller or (ii) whose employment otherwise ceases with such Seller, provided that in the case of clause (ii), the Buyer may not employ or actively solicit any such employee until after the six-month anniversary of the date of such employee's separation from such Seller.

          SECTION 6.03. Access. For a period of seven years after the Closing Date, the Buyer will afford promptly to any Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit such Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of the Buyer. The Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer or the Systems provided to any of them pursuant to this Section.




                                           ARTICLE 7
                              COVENANTS OF BUYER AND SELLER

           The Buyer and the Sellers agree that:

           SECTION 7.01. Commercially Reasonable Efforts; Further Assurances.
  (a) Subject to the terms and conditions of this Agreement, they will each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Sellers and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Buyer (or, in the case of the Maryland Assets, Maryland LLC) good and marketable title to the Purchased Assets and the Maryland Shares. The Buyer and Seller will cooperate in good faith and use commercially reasonable efforts to obtain the consents, effectuate the transfers and consummate the contract renewals contemplated in this Agreement before and after the Closing provided that such consents, transfers or renewals shall be free from any materially adverse conditions (in the reasonable judgment of the Buyer) and provided that the Buyer shall not be obliged to take any action and none of the Sellers shall take any action that may adversely affect the Buyer, the Systems or any Purchased Asset.

           (b) The Sellers each hereby constitute and appoint, effective as of the Closing Date, the Buyer and its successors and assigns as their true and lawful attorney with full power of substitution in the name of the Buyer, or in their name but for the benefit of the Buyer, (i) to collect for the account of the Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which the Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

           SECTION 7.02. Certain Filings. (a) The Sellers and the Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and
  (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

           (b) The Buyer agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within 15 days after the date of execution of this Agreement. Notwithstanding any other provision of this Agreement the Buyer shall not be required to enter into any consent decree or to dispose or hold separate any assets or otherwise agree to any action which may adversely affect the Buyer, the Systems or any Purchased Asset in order to satisfy the objections of any Governmental Authority in connection with the HSR Act. All filing fees under the HSR Act shall be paid by the Buyer.

           SECTION 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or quotation system, will not issue any such press release or make any such public statement prior to such consultation.

          SECTION 7.04. Warn Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "WARN Act") as a result of the transactions contemplated by this Agreement. The Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees. The Sellers will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Systems that are not Transferred Employees.



                                          ARTICLE 8
                                         TAX MATTERS

 SECTION 8.01. Tax Definitions. The following terms, as used herein, have the following meanings:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Pre-Closing Tax Period" means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

          "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by any Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty, any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

          SECTION 8.02. Tax Matters. The Sellers hereby jointly and severally represent and warrant to the Buyer that:

                    (a) each of the Sellers has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Systems or would result in the Buyer becoming liable or responsible therefor.

                   (b) each of the Sellers has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, 'interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Systems and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Systems or would result in the Buyer becoming liable therefor.

          SECTION 8.03. Tax Cooperation; Allocation of Taxes. (a) The Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Systems and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer and the Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Sellers, the Sellers' Agent and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Systems.

          (b) All real property taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Sellers and the Buyer based on the number of days of such taxable period included 'in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). The Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill or payment of any amount with respect to any Apportioned Obligations for which it is entitled to reimbursement under this Section 8.03(b), each of the Sellers' Agent and the Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement.
                                        I

           (c) Subject to Section 13. 10, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by the Sellers. The Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.



                                          ARTICLE 9
                                      EMPLOYEE BENEFITS

           SECTION 9.01. Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

           "Employee Plans" means the plans referred to in the first sentence of
Section 9.02.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

          "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

           SECTION 9.02. ERISA Representations. The Sellers hereby jointly and severally represent and warrant to the Buyer that:

                    (a) Schedule 9.02(a) lists each employee benefit plan, as such term is defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits or post-employment pension or welfare benefits, which (i) is maintained, administered or contributed to by any Seller or any of their ERISA Affiliates and (ii) covers any individual primarily employed in connection with the Systems (a "Systems Employee") (hereinafter referred to collectively as the "Employee Plans"). Notwithstanding the foregoing, the term "Employee Plans" shall not include, and Schedule 9.02(a) shall not be required to list, any "stay" or "sticking" bonus or similar arrangement intended to provide incentives for employees to remain employed through the Closing Date, and for which Sellers will retain all liability on and after the Closing Date (a "Stay Bonus"). With respect to each Employee Plan, the Sellers have provided the Buyer with a true and complete copy of such plan document.

                    (b) No Employee Plan is a Multiemployer Plan and no Employee Plan is subject to Title IV of ERISA. Neither any Seller nor any of their Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates.

                    (c) Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 (a) of the Code. The Sellers have furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan.

                    (d) With respect to Systems Employees, there are no employee post-retirement medical or health plans in effect, except as required by Section 601 of ERISA.

                    (e) The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of any Seller or any of their Affiliates to make timely installments or other payments required by Code Section 412.

                     (f) Except as disclosed in Schedule 9.02 or pursuant to a Stay Bonus, no Systems Employee will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

                    (g) As of the Closing Date, neither any Seller nor any of their Affiliates will have any liability in respect of accrued vacation pay for any Systems Employee.

          SECTION 9.03. Employees and Offers of Employment. As of the Closing Date, the Buyer may, in its sole discretion, offer employment to any or all Systems Employees; provided, that the Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer. The Buyer shall, no later than 60 days after the date of this Agreement, give notice to the Sellers of the Systems Employees to whom the Buyer intends to offer employment. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as the Buyer shall in its sole discretion deem appropriate. The Systems Employees who accept and commence employment with the Buyer are hereinafter collectively referred to as the "Transferred Employees". Neither the Sellers nor any of their Affiliates will take any action which would impede, hinder, interfere or otherwise compete with the Buyer's effort to hire any Systems Employees. The Buyer shall not assume responsibility for any Systems Employee until such employee commences employment with the Buyer and, for the avoidance of doubt the Buyer shall not be obligated to employ any Systems Employee.

          SECTION 9.04. Sellers' Employee Benefit Plans. (a) The Sellers shall retain all obligations and liabilities, including ail obligations in connection with continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA, in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee ("COBRA Obligations"). Except as expressly set forth herein, Seller or its designated Affiliate shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under its employee benefit and compensatory plans and arrangements (including without limitation the Employee Plans), and neither the Buyer nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any such plan or arrangement shall be transferred to the Buyer or any of its Affiliates or to any plan of the Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under any retirement or deferred compensation plan of the Sellers or any of their Affiliates shall be fully vested as of the Closing Date.

           (b) Without limiting Section 9.04(a), with respect to the Transferred Employees (including any beneficiary or dependent thereof), the Sellers shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period, (iii) all liabilities and obligations arising under any "sticking" or "stay" bonus or severance or similar plan or arrangement, and (iv) subject to Section 9.04(c), all other liabilities and obligations arising under the employee benefit and compensatory plans and arrangements of the Sellers and any of their Affiliates (including without limitation the Employee Plans), to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals through the Closing Date and including, without limitation, liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement.

           (c) On or prior to the Closing Date, the Sellers shall make any payments necessary to ensure the accuracy of Section 9.02(g) above.

           (d) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Employee Plan on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, the Sellers shall be responsible (either directly or through the purchase of insurance) for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by an Employee Plan, until such time, (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with the Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. For the avoidance of doubt, the foregoing provisions are not intended to impose on the Sellers obligations or liabilities except to the extent required under the terms of any benefit plan or arrangement maintained by the Sellers or their Affiliates.

           (e) With respect to the COBRA Obligations retained by the Sellers pursuant to the first sentence of Section 9.04(a), the Sellers shall jointly and severally indemnify the Buyer, against any and all Damages (as defined in Section 11. 02) arising out of the Sellers' failure to satisfy such COBRA Obligations.

          SECTION 9.05. Buyer Benefit Plans. (a) The Buyer or one of its Affiliates y will recognize all service of the Transferred Employees with any Seller or any of its Affiliates, only for purposes of vesting and eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by the Buyer or one of its Affiliates immediately after the Closing Date.

          (b) The Sellers shall cause the Code Section 401(k) plan maintained for Systems Employees to permit plan distributions, in accordance with applicable law and regulations, to Transferred Employees as soon as practicable after the Closing Date. If an employer contribution (other than a deferral or matching contribution) is made by the Sellers to such plan for 1999, each Transferred Employee shall be entitled to a pro rata allocation of such contribution.

          SECTION 9.06. No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of any Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either the Buyer or the Systems or any of their Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by the Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Buyer or any of its Affiliates.



                                          ARTICLE 10
                                    CONDITIONS TO CLOSING

          SECTION 10.01. Conditions to Obligations of the Buyer and the Sellers. The obligations of the Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

                    (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

                    (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          SECTION 10.02. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Closing is subject to the satisfaction, or waiver by the Buyer at its absolute discretion, of the following further conditions:

                    (a) The Sellers having obtained in form and substance reasonably satisfactory to the Buyer: (i) all required consents to the transfer to the Buyer of: (A) the Systems Franchises; (B) a number of Private Cable Service Agreements, such that the Closing Basic Subscriber Number for Subscribers served under Private Cable Service Agreements which did not require consent to assignment or where the required consent to assignment was received by Closing, is not less than 95% of the Closing Basic Subscriber Number for Subscribers being served under all Private Cable Service Agreements, (C) the agreements set forth on Schedule 10.02(a) and (D) all other material Systems Licenses and material Systems Contracts; (ii) any required consent of RMTS to the transactions contemplated by this Agreement; and (iii) the waiver of any purchase right, right of first refusal or similar right contained in any contract or agreement triggered by such transfer, including those set forth on Schedule 3.23; in each case (i) and (ii) free from any materially adverse conditions (in the judgment of the Buyer).

                    (b) The Systems having at Closing at least: (i) a Transferred Closing Subscriber Number of 45,000 assuming the number of Relevant New Subscribers is zero; (ii) 95,900 Homes Passed as of the month-end prior to the Closing Date; and (iii) Three Month Average Per Subscriber Revenue as of the Closing Date of $31.90.

                    (c) The Buyer having obtained at its expense on or prior to the Closing Date a Phase I environmental assessment report confirming that the Owned Property and the Leased Property included in the Purchased Assets is free of hazardous materials, oil and other contaminants.

                    (d) The Sellers having maintained commercially reasonable inventory levels consistent with past practices, which will include sufficient quantities of amplifiers, installation materials and converters to operate the Systems in the ordinary course.

                    (e) There having been no material adverse change in the business, financial condition or prospects of the Purchased Assets or the Systems.

                     (f) (i) Each of the Sellers shall have performed in all material respects all of each of their obligations hereunder required to be performed by any of them on or prior to the Closing Date, (11) the representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered by any of them pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date, as if made at and as of such date (or if made as of a specific date, as of such date), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (or if made as of a specific date, as of such date), and (iii) Buyer shall have received a certificate signed by an executive officer of each of the Sellers to the foregoing effect.

                    (g) There shall not be threatened, instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, seeking (i) to restrain, prohibit or otherwise interfere with the transactions provided for herein or ownership or operation by the Buyer or any of its Affiliates of all or any material portion of the Purchased Assets or (ii) to compel the Buyer or any of its Affiliates to dispose of or hold separate all or any material portion of the Purchased Assets.

                    (h) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the purchase of the Purchased Assets, that, in the reasonable judgment of the Buyer could, directly or indirectly, result in any of the consequences referred to in clause 10.02(g) above.

                    (i) The Buyer shall have received an opinion of Stone, McGuire & Benjamin, counsel to the Sellers, dated the Closing Date to the effect specified in Sections 3.01, 3.02, 3.03 and 3.04. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Illinois or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Buyer, and, as to matters of fact, upon certificates of officers of the Sellers, copies of which opinions and certificates shall be contemporaneously delivered to the Buyer.

                    (j) The Buyer shall have received an opinion of Arent Fox Kintner Plotkin & Cahn, PLLC in the form set forth in Exhibit 10.020) with only such exceptions thereto as are consistent with the information set forth in any of the Schedules hereto.

                    (k) The delivery of the Escrow Agreement and the Non-Competition Agreement dated as of the Closing Date duly executed by the parties thereto other than the Buyer.

                                  (1) The Buyer shall have received all
                        documents it may reasonably request relating to the existence of the Sellers' Agent and the 0 Sellers and the authority of each of them for this Agreement, all in form and substance reasonably satisfactory to the Buyer.

                  (m) [Intentionally Blank]

                   (n) Except as set forth in Schedule 10.02(n), each of the buildings being provided with service by a System and receiving signal by means of a multi-point multichannel distribution system shall have been converted so that it is receiving signal direct from satellite.

                   (o) Each of the head-end leases listed on Schedule 10.02(o) shall have been renewed on terms and conditions reasonably satisfactory to the Buyer, or Sellers shall have put in place equivalent arrangements in respect of the location of the Purchased Asset currently operated on the demised premises under such leases on terms and conditions reasonably satisfactory to the Buyer.

                   (p) Each of the Sellers shall have deleted the distant broadcast signals specified in Schedule 5.07 prior to midnight on December 31, 1999 or if Closing is on December 31, 1999, prior to Closing.

                   (q) [Intentionally Blank]

                    (r) Sellers shall have filed all outstanding FCC Forms 320 with a "passing" or "satisfactory" leakage score for each of the Systems.

                    (s) Sellers shall have complied with their obligations under
          Section 5.02(k) of this Agreement.

                    (t) Sellers shall have received a written waiver (in a form reasonably satisfactory to the Buyer) from the relevant Governmental

          Authority of the requirement contained in Section 5.5-10 of the Systems Franchise for Caroline County.

                   (u) (A) The Southern Management Litigation shall have been resolved by a binding settlement between the parties thereto (in terms reasonably satisfactory to the Buyer) or a nonappealable, final order of a court of competent jurisdiction (ii) terminating any and all claims of both parties thereto against each other, (iii) allowing for the provision of services by Telcom Plus, its assigns or successors to the Southern Management Buildings pursuant to the terms and conditions of the Southern Management Agreement, and (iv) enjoining Southern Management from removing Telcom Plus' rooftop facilities from the Middletowne apartments serviced pursuant to the Southern Management Agreement, (B) Sellers shall not be in breach of any agreements then existing between Southern Management and Telcom Plus and (C) consent of RMTS and Southern Management shall have been received to assign all rights and liabilities under the Southern Management Agreement with respect to the provision of cable service, to Buyer, and with respect to the provision of telephony service, to RMTS and such assignments shall have been entered into conditional upon the Closing and otherwise on terms and conditions reasonably satisfactory to the Buyer.

                   (v) The Sellers shall have obtained consents for (i) the existing installation by the Systems of antennas, transmitters, pole mounts, microwave facilities, satellites and any other similar equipment on the rooftops of the Roof Rights Buildings and (ii) the operation of such equipment for the purpose of providing cable television service, telecommunication service or any services related thereto to Subscribers of the Systems, such consents to be on terms and conditions reasonably satisfactory to Buyer.

          SECTION 10.03. Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

                   (a) (i) The Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Buyer contained in this Agreement and in any certificate or other writing delivered by the Buyer pursuant hereto shall be true in all material respects (disregarding any materiality qualifiers therein) at and as of the Closing Date, as if made at and as of such date and (iii) the Sellers shall have received a certificate signed by an executive officer of the Buyer to the foregoing effect.

                    (b) The Sellers shall have received an opinion of Arthur Block, in-house counsel to the Buyer, dated the Closing Date that the matters specified in Sections 4.01, 4.02, and 4.03 are accurate in all material respects. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws of jurisdictions other than Pennsylvania or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the Sellers, and, as to matters of fact, upon certificates of officers of the Buyer, copies of which opinions and certificates shall be contemporaneously delivered to the Sellers.

                    (c) The delivery of the Escrow Agreement executed by the Buyer and the Escrow Agent and the Non-Competition Agreement executed by the Buyer. -

                    (d) The Sellers shall have received all documents it may reasonably request relating to the existence of the Buyer and the authority of the Buyer for this Agreement, all in form and substance reasonably satisfactory to the Sellers.



                                          ARTICLE 11
                                 SURVIVAL; INDEMNIFICATION

          SECTION 11.01. Survival The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date; provided that (i) the representations and warranties in the Identified Provisions and Sections 4.01, 4.02, 4.03, and 4.06 shall survive indefinitely and (ii) the representations and warranties contained in Articles 8 or 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

          SECTION 11.02. Indemnification. (a) The Sellers hereby jointly and severally indemnify the Buyer and its Affiliates against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding, including any action, suit or proceeding to enforce an indemnity obligation hereunder) ("Damages") incurred or suffered by the Buyer or any of its Affiliates arising out of

                    (i) any misrepresentation or breach of warranty made by any Seller pursuant to this Agreement (determined without regard to any materiality or Material Adverse Effect qualification contained therein);

                    (ii) any other breach of covenant or agreement made or to be performed by any Seller pursuant to this Agreement; or

                  (iii) - any Excluded Liability;

            provided that except in respect of any Damages arising out of any misrepresentation or breach of warranty under the Identified Representations, the Sellers shall not be liable under Section 11.02(a)(i) unless the aggregate amount of Damages with respect to all matters referred to in Section 11.02(a)(i) (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds $1,000,000, in which case the Sellers shall be liable for the full amount of such Damages, including the first $1,000,000. The foregoing is subject to the applicable provisions of
 Section 2.10(a)(ii).

          (b) The Buyer hereby indemnifies each of the Sellers and their Affiliates against and agrees to hold each of them harmless from any and all Damages
   Z-
 incurred or suffered by any of them arising out of

                    (i) any misrepresentation or breach of warranty made by the Buyer pursuant to this Agreement (determined without regard to any materiality qualification contained therein); and

                    (ii) any other breach of covenant or agreement made or to be performbed by the Buyer pursuant to this Agreement;

 provided that except in respect of any Damages arising out of any misrepresentation or breach of warranty under Sections 4.01, 4.02, or 4.03 or
 4.06 the Buyer shall not be liable under Section 11. 02(b)(i) unless the aggregate amount of Damages with respect to all matters referred to in Section I 1.02(b)(i)

  (determined without regard to any materiality qualification contained in any representation or warranty giving rise to the claim for indemnity hereunder) exceeds $1,000,000, in which case the Buyer shall be liable for the full amount of such Damages, including the first $1,000,000. The maximum amount recoverable by the Sellers and their Affiliates for all claims under Section 11.02(b)(i) shall in the aggregate be equal to $10,000,000.

          (c) Amounts payable by a party in respect of any Damages that are subject to the indemnification obligations of such party under Section 11.02(a) or 11. 02(b) will be payable by the Indemnifying Party within five days of receiving written notice of such Damages from the Indemnified Party, and will bear interest at the Prime Rate plus three percent (3%) beginning on the sixth day after receipt of such written notice and ending on the date of payment of indemnification by the Indemnifying Party.

          SECTION 11.03. Procedures. (a) The party seeking indemnification under
 Section 11.02 (the "-Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

                   (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense, provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it will have an indemnity obligation for all Damages resulting from such Third Party Claim as provided under this Article 11 without regard to any limitation, deductible, "basket" or similar provision in
          Section 11.02 hereof

                   (c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the Indemnified Party's reputation or future business prospects, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

                    (d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11. 03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against or imposes any obligation on the Indemnified Party.

                    (e) The Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

                    (f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

                    (g) The Sellers shall not be entitled to assume control of the defense of any Third Party Claim if, in the reasonable judgment of the Buyer, the Third Party Claim would, if resolved adversely to the interests of the Buyer, be reasonably likely to result in an indemnity obligation of the Sellers that would be greater than the amount in the Indemnity Escrow Account at the relevant time that is not subject to any pending claim by the Buyer.



                                          ARTICLE 12
                                          TERMINATION

          SECTION 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                     (a) by mutual written agreement of the Sellers and the Buyer-,

                    (b) by either the Sellers or the Buyer if the conditions to the consummation of the merger in Article 10 shall not have been satisfied, or where applicable, waived by March 31, 2000, provided that no party that is (or whose Affiliate is) 'in material breach of its or their obligations under this Agreement may terminate this Agreement and the Sellers may not terminate this Agreement for 15 days after they have received a notice of a Potential Payment Event;

                    (c) by the Buyer if (i) the condition in Section 10.02(a)(ii) remains unfulfilled at a time when all other conditions to this Agreement have been satisfied or waived (such time being the "Potential Payment Event"), (ii) the Buyer has given notice of the Potential Payment Event to the Sellers, and (iii) the condition in
          Section 10.02(a)(ii) remains unfulfilled on the date falling 10 days after the date of the notice in (ii) above. -

                    (d) by either the Sellers or the Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                    (e) by Buyer if it receives a Request for Additional Information or Documentary Material pursuant to the HSR Act in respect of the transactions contemplated hereby.

          The party desiring to terminate this Agreement pursuant to clauses
 12.01 (b), 12.01 (c), 12.01 (d) or 12.01 (e) shall give notice of such termination to the other party. For purposes of this Section 12.01, a condition shall be deemed to have been satisfied if by its nature, it is to be satisfied at Closing and it would in fact be satisfied at Closing.

          SECTION 12.02. Effect of Termination, Subject to Sections 5. 10 and 12.02, if this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, partner, member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (i) willful failure of a party to fulfill a condition to the performance of the obligations of another party,
 (ii) willful failure to perform a covenant of this Agreement or (iii) willful breach by any party hereto of any representation or warranty or agreement contained herein, such party (and its Affiliates, if any, that are parties hereto) shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 2.12, 5.10, 6,01, 6.02, 13.03, 13.05, 13.06 and 13.07
 shall survive any termination hereof pursuant to Section 12.01.

                                   ARTICLE 13
                                 MISCELLANEOUS

          SECTION 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

 if to the Buyer, to:
 Comcast Corporation
 1500 Market Street
 Philadelphia, Pennsylvania 19102-2184
 Attention: General Counsel
 Fax: (215) 981-7794
 Phone: (215) 665-1700

 Copies to (which shall not constitute notice):
 Davis Polk & Wardwell
 450 Lexington Avenue
 New York, New York 100 17
 Attention: William L. Taylor
 Fax: (212) 450-4800
 Phone: (212) 450-4000

 if to the Sellers or the Sellers' Agent, to:
 Sellers' Agent
 South Central Development Company, L.P.
 3027 Oregon Knolls Drive
 Washington, D.C. 20015
 Attention: John Norcutt
 Fax: (202) 362-1540

 Copies to:                 Stone McGuire & Benjamin
                            801 Skokie Boulevard, Suite 100
                            Northbrook, Illinois 60062
                            Attention: Marc Benjamin
                            Fax: (847) 205-9492

 All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. If Buyer shall make reasonable efforts to give notice to Sellers' Agent at the details set out above and such notice is not received by Sellers' Agent notice to Stone McGuire & Benjamin shall be sufficient notice to the Sellers.

           SECTION 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

           (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

           SECTION 13.03. Expenses. Except as provided in Section 5. 10, Section 7.02(b), Section 8.03(c) or otherwise herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          SECTION 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets; provided that no such assignment will relieve the Buyer of its obligations hereunder.

          SECTION 13.05. Governing Law. Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

          SECTION 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

           SECTION 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          SECTION 13.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          SECTION 13. 10. Bulk Sales Laws. The Buyer and the Sellers each hereby waive compliance by the Sellers with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. The Sellers jointly and severally agree to

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

 indemnify and hold the Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by the Buyer or any of its I Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

          SECTION 13.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof (N-N) 05726,'097,'AGT/niid.aLirpa.agtconform.wpd



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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               COMCAST CORPORATION



                             By: /s/ Robert S. Pick
                                 Name: Robert S. Pick
                                 Title: Vice President


                             SOUTH CENTRAL DEVELOPMENT
                             COMPANY, LP



                             By: /s/ John C. Norcutt
                             Name: John C. Norcutt
                             Title.- General Partner


                             MID-ATLANTIC TELCOM PLUS, LLC

                             By: /s/ John C. Norcutt
                             Name: John C. Norcutt
                             Title: Business Manager



                             MID-ATLANTIC CONNECTICUT I
                                LIMITED PARTNERSHIP



                             By:        /s/ John C. Norcutt
                             Name: John C. Norcutt
                             Title:   President,
                             Mid-Atlantic Connecticut, Inc.,
                             General Partner






 (NY) 05726/097/AGT/rni"Lapa.

    MID-ATLANTIC CABLE OPERATING
       LIMITED PARTNERSHIP NO. 1 OF
       PRINCE WILLIAM COUNTY



 By:        /s/ John C. Norcutt
       Name: John C. Norcutt
       Title: President,
 Mid-Atlantic Cable Service Co.,
                   General Partner


 MID-ATLANTIC CABLE OPERATING
 LIMITED PARTNERSHIP NO. 2
 OF PRINCE WILLIAM COUNTY



 By:        /s/ John C. Norcutt
       Name: John C. Norcutt
       Title:  President,
               Mid-Atlantic Cable Service Co.,
               General Partner
               of the General Partner

 (NY) 05726/097/AGT/ntid.&Lapa.agLcmifomLwpd

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